AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 14, 2004.


                   AN EXHIBIT LIST CAN BE FOUND ON PAGE II-3.

                           REGISTRATION NO. 333-116313

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2/A


                                 AMENDMENT NO. 4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              OXFORD VENTURES, INC.
             (Exact Name of Registrant as Specified in its Charter)

        NEVADA                     9995                   41-2118656
        ------                     ----                   ----------
(State of Incorporation)     (Primary Standard           (IRS Employer
                            Industrial Code No.)      Identification No.)

                         4655 East Ivy Street, Suite 101
                               Mesa, Arizona 85205
                                 (480) 924-4123
          (Address and telephone number of principal executive offices)

                          Daniel K. Leonard, President
                              Oxford Ventures, Inc.
                         4655 East Ivy Street, Suite 101
                               Mesa, Arizona 85205
                                 (480) 924-4123
            (Name, address and telephone number of agent for service)

                                   Copies to:
                             Gregory Sichenzia, Esq.
                              David Schubauer, Esq.
                       Sichenzia Ross Friedman Ference LLP
                    1065 Avenue of the Americas, 21st Floor.
                            New York, New York 10018
                                 (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                                              CALCULATION OF REGISTRATION FEE
======================================================= ================= ==================== ===================== ==============
                                                                           PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
          TITLE OF EACH CLASS OF SECURITIES               AMOUNT TO BE    OFFERING PRICE PER    AGGREGATE OFFERING   REGISTRATION
                   TO BE REGISTERED                        REGISTERED         SECURITY(1)             PRICE               FEE
------------------------------------------------------- ----------------- -------------------- --------------------- --------------
Common Stock, $.001 par value (2)                          67,799,427            $0.045            $3,050,974.22           $386.56
Common Stock, $.001 par value (3)                         177,083,333            $0.045            $7,968,749.99         $1,009.64
Common Stock, $.001 par value (4)                           6,896,552            $0.045              $310,344.84            $39.32
Common Stock, $.001 par value (5)                             202,840            $0.045                $9,127.80             $1.16
------------------------------------------------------- ----------------- -------------------- --------------------- --------------
Total                                                     251,982,152            $0.045           $11,339,196.85     $1,436.68 (6)
======================================================= ================= ==================== ===================== ==============

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on June 1, 2004, which was $0.045 per share.
(2)      Represents shares underlying Standby Equity Distribution Agreement.
(3) Represents shares underlying convertible debenture. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the debentures, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debentures. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the debentures to account for market fluctuations. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.
(4) Represents shares of common stock we agreed to issue to Cornell Capital Partners, L.P. upon execution of the Standby Equity Distribution Agreement.
(5) Represents shares of common stock we agreed to issueto Newbridge Securities Corporation for acting as exclusive placement agent under the Standby Equity Distribution Agreement.
(6)      Previously paid.

         The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED DECEMBER 14, 2004


                              OXFORD VENTURES, INC.
                           UP TO 251,982,152 SHARES OF
                                  COMMON STOCK

         This prospectus relates to the resale by the selling stockholders of up to 251,982,152 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

         We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under our Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. All costs associated with this registration will be borne by us.


         Our common stock is currently quoted on the Over-The-Counter Bulletin Board under the symbol OXFV. The last reported sales price for our common stock on December 10, 2004, was $0.004 per share.


               Investing in our common stock involves substantial
                risks. See "Risk Factors," beginning on page 2.

         Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement.

         With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Oxford Ventures, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               PROSPECTUS SUMMARY

         The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms "Oxford Ventures," the "Company," "we," "us," and "our" refer to Oxford Ventures, Inc.

                              OXFORD VENTURES, INC.

         On December 5, 2003, we purchased the research and development technology of Xtreme Games, an unincorporated proprietorship, and began to carry on the business of developing and marketing racecar simulators. To date, we have two prototype racecar simulators. We intend to place racecar simulators in venues throughout the United States. We intend to generate revenues through venues that feature our racecar simulators. Venues will retain a percentage of revenues generated from charging customers a fee to ride the simulators, a percentage of revenues will be paid to our sales associates and the remaining revenues will be paid to us. Our pricing strategy depends on establishing a video game racing league nationwide, culminating in a national driving championship. To date, we have had no revenues associated with these activities.

         There is no meaningful operating history to evaluate our prospects for successful operations. We have incurred losses since our inception. For the years ended December 31, 2003 and December 31, 2002, we incurred net losses of $102,558 and $22,348, respectively. For the nine months ended September 30, 2004, we incurred a net loss of $485,998. At September 30, 2004, we had an accumulated deficit of $718,830. Our ability to continue operations is dependent upon our ability to develop additional sources of capital, and/or achieve profitable operations. These conditions raise substantial doubt about our ability to continue as a going concern.

         Our principal executive offices are located at 4655 East Ivy Street, Suite 101, Mesa, Arizona 85205. Our phone number is (480) 924-4123. We are a Nevada corporation.

                                  THE OFFERING

Common stock offered
by selling
stockholders .......... Up to 251,982,152 shares, based on current market prices and assuming full conversion of the convertible debentures. This number represents approximately 170% of our current outstanding stock and includes 67,799,427 shares of common stock to be issued under the Standby Equity Distribution Agreement and up to 177,083,333 shares of common stock underlying convertible debentures. Assuming the conversion of $500,000 of debentures on December 13, 2004, and a conversion price of $.0024 per share, the number of shares issuable upon conversion of the convertible debenture would be 208,333,333. Further, in the event that we draw down $500,000 under the Standby Equity Distribution, which is the maximum permitted advance of $500,000 within a seven-day period, we would be required to issue 166,666,667 shares of common on December 13, 2004 based on a conversion price of $.003.

Common stock to be
outstanding after
the offering........... Up to 399,999,999 shares.*

Use of proceeds........ We will not  receive any  proceeds  from the sale of the common stock hereunder. We will receive proceeds from the sale of our common stock pursuant to the Standby Equity Distribution Agreement. See "Use of Proceeds" for a complete description.

OTCBB Symbol........... OXFV

*The above information regarding common stock to be outstanding after the offering is based on 148,017,847 shares of common stock outstanding as of December 13, 2004.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

         On May 18, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 95% of the lowest volume weighted average price of the common stock during the five consecutive trading days immediately following the notice date. Any issuance of shares of common stock pursuant to the Standby Equity Distribution Agreement that would require us to issue shares of common stock in excess of our authorized capital is contingent upon us obtaining shareholder approval to increase our authorized shares of common stock and filing a Certificate of Amendment to our Articles of Incorporation. We expect to seek such shareholder approval and to file a Certificate of Amendment to our Articles of Incorporation at such time when it is necessary for us to issue shares of common stock that is in excess of the number of shares included in this prospectus. We are registering in thisoffering 67,799,427 shares of common stock to be issued under the Standby Equity Distribution Agreement. Upon filing the Certificate of Amendment, we will file a new registration statement to include additional shares of common stock that are issuable pursuant to the Standby Equity Distribution Agreement. Upon execution of the Standby Equity Distribution Agreement, we agreed to issue 6,896,552 shares of our common stock to Cornell Capital Partners as a commitment fee. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, we agreed to issue Newbridge Securities Corporation 202,840 shares of our common stock. The 6,896,552 shares of common stock issuable to Cornell Capital Partners and the 202,840 shares issuable to Newbridge Securities Corporation are also being registered in this offering.

                             CONVERTIBLE DEBENTURES

         On May 18, 2004, we entered into a Securities Purchase Agreement whereby we issued $500,000 in convertible debentures to Cornell Capital Partners, L.P. In consideration for issuing the $500,000 in convertible debentures, Cornell Capital Partners agreed to pay us cash in three closings as follows: (i) $125,000 shall be funded no later than May 25, 2004; (ii) $225,000 shall be funded no later than the fifth business day following the date a registration statement is filed with the Securities and Exchange Commission pursuant to the Investor's Registration Rights Agreement, dated May 18, 2004; and (iii) $150,000 shall be funded no later than the fifth business day following the date such registration statement is declared effective by the Securities and Exchange Commission. These cash payments are gross amounts and do not reflect transactions costs aggregating approximately $100,000. The debentures bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the holder's option, at the lower of: (i) $.0493; or (ii) eighty percent (80%) of the lowest volume weighted average price of the common stock for the five (5) trading days immediately preceding the conversion date. To secure prompt and complete payment and performance of all the obligations under the Securities Purchase Agreement and all related agreements, we granted Cornell Capital Partners a security interest in and to: (i) all goods, (ii) all inventory, (iii) all contract rights and general intangibles, (iv) all accounts and other receivables, (v) all rights under all present and future authorizations, permits, licenses and franchises, to the extent assignable; and (vi) all products and proceeds from the property described in (i) through (v). We are registering in this offering 177,083,333 shares of common stock underlying the debentures.

                                  RISK FACTORS

         Any investment in our shares of common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus before you decide to buy our common stock. Each of the following risks may materially and adversely affect our business, results of operations and financial condition. These risks may cause the market price of our common stock to decline, which may cause you to lose all or a part of the money you paid to buy our common stock.

         We provide the following cautionary discussion of risks, uncertainties and possible inaccurate assumptions relevant to our business and our products. These are factors that we think could cause our actual results to differ materially from expected results.

RISKS RELATED TO OUR BUSINESS:

WE ARE A DEVELOPMENT STAGE COMPANY WITH LOSSES SINCE OUR INCEPTION AND EXPECT TO INCUR NET LOSSES FOR THE FORESEEABLE FUTURE. WE HAVE NO OPERATING HISTORY UPON WHICH AN EVALUATION OF OUR PROSPECTS CAN BE MADE. THESE CONDITIONS RAISE SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN. IF WE ARE NOT ABLE TO CONTINUE AS A GOING CONCERN, YOU WILL LOSE YOUR ENTIRE INVESTMENT.


         Although we were organized in 1987, we have had no operations since our inception from which to evaluate our business and prospects. Since we acquired the research and development technology of Xtreme Games, our sole business is to develop and market racecar simulators. The racecar simulator is currently in a prototype stage and it has not yet achieved technological feasibility. There are two prototypes in existence and neither prototype is currently installed in any location for beta testing. We expect to complete Beta testing by March 31, 2005. We have had no revenues and we have incurred losses since our inception. For the years ended December 31, 2003 and December 31, 2002, we incurred net losses of $102,558 and $22,348, respectively. For the nine months ended September 30, 2004, we incurred a net loss of $485,998. At September 30, 2004, we had an accumulated deficit of $718,830. There can be no assurance that our future proposed operations will be implemented successfully or that we will ever have profits. Our ability to continue operations is dependent upon our ability to develop additional sources of capital, and/or achieve profitable operations. As of September 30, 2004, we had no cash on hand and our current liabilities totaled $261,786. Given our current financial resources and expenses, until we can draw advances under the Standby Equity Distribution Agreement, we anticipate only being able to remain operational through December 2004. We estimate that we will need to draw approximately $5 million of the $10 million under the Standby Equity Distribution Agreement to fund our anticipated operating expenses and future expansion plans. As reflected in the audit report accompanying the financial statements included with this Prospectus, these conditions raise substantial doubt about our ability to continue as a going concern. If we are unable to continue as a going concern, you may lose your entire investment. We face all the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with the formation and commencement of operations, including operational difficulties and capital requirements and management's potential underestimation of initial and ongoing costs. In evaluating our business and prospects, these difficulties should be considered.


OUR SUCCESS DEPENDS ON THE CONTINUING SERVICE OF DANIEL K. LEONARD AND ATTRACTING AND RETAINING HIGHLY SKILLED AND QUALIFIED TECHNICAL AND CONSULTING PERSONNEL.

         Changes in management could have an adverse effect on our business. This is especially an issue for us since our staffing is small. We are dependent upon the active participation of Daniel K. Leonard, our President, Chief Executive Officer, Chief Financial Officer and principal accounting officer. Mr. Leonard does not have any plans to retire or leave our company in the near future. To date, we have not entered into any employment agreements with any of our executive officers. The failure to retain our current management or personnel could have a material and adverse effect on our operating results and financial performance. We do not maintain any key life insurance policies for any of our executive officers or other personnel. In addition, we must hire highly skilled technical personnel as employees and as independent contractors in order to develop our product. The competition for skilled technical employees is intense and we may not be able to retain or recruit such personnel. We must compete with companies that possess greater financial and other resources than we do, and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of retaining or attracting new personnel may have a materially adverse affect on our business and our operating results. In addition, difficulties in hiring and retaining technical personnel could delay the implementation of our business plan.

OUR PROFITABILITY AND OUR ABILITY TO CONTINUE OPERATIONS IS SUBSTANTIALLY DEPENDENT ON THE SUCCESS OF OUR RACECAR SIMULATOR.

         We are dependent upon our racecar simulator for substantially all of our anticipated revenues. Since we acquired the research and development technology of Xtreme Games on December 2, 2003, our sole business is comprised of developing and marketing a full-size racecar simulator. The racecar simulator is currently in a prototype stage and it has not yet achieved technological feasibility. There are two prototypes in existence and neither prototype is currently installed in any location for beta testing. We expect to complete Beta testing by March 31, 2005. We expect to derive substantially all of our revenues from developing, marketing and distributing the racecar simulators. Accordingly, if we are unable to successfully market our racecar simulator and cannot establish a user base for our simulator, our business could be materially and adversely affected. We anticipate building and placing 100 racecar simulators over the next twelve months. In order to accomplish this goal, we will need approximately $4,500,000 in capital, which we expect to obtain from our current financing arrangements with Cornell Capital Partners, L.P. There is no assurance that we will be able to meet these goals since to date we have not begun the manufacture and distribution of our simulators for mass placement in venues. If we do not meet these goals, we may have to delay widespread implementation of our planned driving league competition. Further, our failure to make improvements, updates or enhancements to our racecar simulator could materially and adversely affect our business, financial condition and results of operations.


IF WE DO NOT SUCCESSFULLY INCREASE AWARENESS OF OUR RACECAR SIMULATOR, OUR ABILITY TO REACH NEW CUSTOMERS WILL BE LIMITED.

         Our future success depends, in part, on our ability to increase awareness of our racecar simulator. To do so, we must succeed in our marketing efforts and provide a high-quality experience for users of our product. If our marketing efforts are unsuccessful, or if we cannot increase our brand awareness, then we may not be able to attract new customers and our business could be materially and adversely affected. There are currently two products on the market that are similar to our racecar simulator. These are the NASCAR(TM) Silicon Motor Raceway simulator and a simulator product from Glogem.com. Both of these products are fully developed and are located in shopping mall arcades around the United States. We intend to set our racecar simulator apart from our competition by offering a league play concept and a national video game simulator driving championship. However, because there has been no test market for our planned driving competition, there is no assurance that our simulator and driving competition will gain widespread market acceptance.

RAPID TECHNOLOGICAL CHANGE MAY LIMIT OUR ABILITY TO RECOVER RESEARCH AND DEVELOPMENT COSTS.

         The video and arcade entertainment industry is subject to rapid technological change. We need to anticipate the emergence of new technologies and games and assess their market acceptance. New technologies in game operations could render our racecar simulator obsolete or unattractive to users, thereby limiting our ability to recover research and development costs and potentially adversely affecting our future profitability and growth prospects.

UNDETECTED PROGRAMMING ERRORS OR DEFECTS IN OUR RACECAR SIMULATOR COULD MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         Our racecar simulator may contain undetected programming errors or other defects. The occurrence of undetected errors or defects in our racecar simulator could disrupt our operations, damage our reputation and detract from the experience of our users. As a result, such errors or defects could materially and adversely affect our business, financial condition and results of operations.

OUR INABILITY TO SUCCESSFULLY MARKET AND IMPLEMENT OUR PRICING STRATEGY MAY MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS.

         Our main pricing strategy for our racecar simulator contemplates implementing league play, or team competition that leads to a championship. If we are not successful at developing interest in league play, our pricing strategy will be directly affected and this may materially and adversely affect our business.

OUR BUSINESS MAY EXPOSE US TO PRODUCT LIABILITY CLAIMS.

         Our business may expose us to product liability claims. Although no such claims have been brought against us to date, and to our knowledge no such claim is threatened or likely, we may face liability to product users for damages resulting from the faulty design or manufacture of our product. We currently maintain general liability insurance covering claims of up to $1 million. This insurance policy will also cover potential liability claims while our prototype is being beta tested. Nonetheless, there can be no assurance that product liability claims will not exceed coverage limits, fall outside the scope of such coverage, or that such insurance will continue to be available at commercially reasonable rates, if at all.


RISKS RELATING TO OUR CURRENT STANDBY EQUITY DISTRIBUTION AGREEMENT:

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR STANDBY EQUITY DISTRIBUTION AGREEMENT THAT ARE BEING REGISTERED IN THIS PROSPECTUS AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

         The issuance and sale of shares upon delivery of an advance by Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement in the amount up to $10,000,000 is likely to result in substantial dilution to the interests of other stockholders. There is no upper limit on the number of shares that we may be required to issue. This will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock and may result in a change of control of our Company.

THE CONTINUOUSLY ADJUSTABLE PRICE FEATURE OF OUR STANDBY EQUITY DISTRIBUTION AGREEMENT COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.

         Our obligation to issue shares upon receipt of an advance pursuant to the Standby Equity Distribution Agreement is essentially limitless. The following is an example of the amount of shares of our common stock issuable in connection with an advance of $500,000 under the Standby Equity Distribution Agreement, based on market prices 25%, 50% and 75% below the closing bid price as of December 10, 2004 of $0.004:


            % Below market    Price Per Share  Number of Shares Issuable   Percentage of Stock*
           ------------------ ---------------- -------------------------- ---------------------
           25%                $.003            166,666,667                112.5%
           50%                $.002            250,000,000                168.7%
           75%                $.001            500,000,000                337.5%


           *Based upon 148,167,847 shares of common stock outstanding.

         As illustrated, the number of shares of common stock issuable in connection with an advance under the Standby Equity Distribution Agreement will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

THE SALE OF OUR STOCK UNDER OUR STANDBY EQUITY DISTRIBUTION AGREEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE AND MATERIALLY DILUTE EXISTING STOCKHOLDERS' EQUITY AND VOTING RIGHTS.

         In many circumstances the provision of a Standby Equity Distribution Agreement for companies that are quoted on the Over-The-Counter Bulletin Board has the potential to cause significant downward pressure on the price of common stock. This is particularly the case if the shares being placed into the market exceed the market's ability to absorb the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our Company. Such an event could place further downward pressure on the price of our common stock. Under the terms of our Standby Equity Distribution Agreement we may request numerous drawdowns. Even if we use the Standby Equity Distribution Agreement to grow our revenues and profits or invest in assets which are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, the stock price will decline. If this occurs, the number of shares of our common stock that is issuable pursuant to the Standby Equity Distribution Agreement will increase, which will materially dilute existing stockholders' equity and voting rights.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING.


         The last reported sales price for our common stock on December 10, 2004, was $0.004 per share. The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT WHEN NEEDED.

         We are to some extent dependent on external financing to fund our operations. Our financing needs are expected to be substantially provided from the Standby Equity Distribution Agreement. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $500,000 per advance. Further, the Standby Equity Distribution Agreement limits Cornell Capital Partners' permitted ownership to 9.9% of our outstanding common stock. The restriction will further limit the maximum amount we can draw down under the Standby Equity Distribution Agreement since Cornell Capital Partners' current beneficial ownership equals 9.9% of our outstanding common stock. Until the number of outstanding shares of our common stock increases and Cornell Capital Partners' percentage ownership of our common stock decreases below 9.9%, we cannot draw advances under our Standby Equity Distribution Agreement. This may materially adversely affect our plan of operation over the next twelve months.

RISKS RELATING TO OUR CURRENT CONVERTIBLE DEBENTURE FINANCING AGREEMENT:

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR CONVERTIBLE DEBENTURES THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK


         As of December 13, 2004, we had 148,167,847 shares of common stock issued and outstanding. The number of shares of common stock issuable upon conversion of the outstanding convertible debentures and the sale of shares pursuant to our Standby Equity Distribution Agreement may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the debentures and upon sale pursuant to the Standby Equity Distribution Agreement, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.


THE  CONTINUOUSLY   ADJUSTABLE  CONVERSION  PRICE  FEATURE  OF  OUR  CONVERTIBLE
DEBENTURES COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH WILL CAUSE DILUTION TO OUR EXISTING STOCKHOLDERS.


         Our obligation to issue shares upon conversion of our $500,000 principal amount convertible debentures is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable upon conversion of our convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the closing bid price as of December 10, 2004 of $0.004:

                                                With Discount
            % Below market    Price Per Share       of 20%       Number of Shares Issuable    Percentage of Stock*
           ------------------ ---------------- ----------------- --------------------------- ---------------------
           25%                $.003            $.0024            208,333,333                 140.6%
           50%                $.002            $.0016            312,500,000                 210.9%
           75%                $.001            $.0008            625,000,000                 421.8%


           *Based upon 148,167,847 shares of common stock outstanding.

         As illustrated, the number of shares of common stock issuable upon conversion of our convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

THE  CONTINUOUSLY   ADJUSTABLE  CONVERSION  PRICE  FEATURE  OF  OUR  CONVERTIBLE
DEBENTURES MAY ENCOURAGE INVESTORS TO MAKE SHORT SALES IN OUR COMMON STOCK, WHICH COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR COMMON STOCK.

         The convertible debentures are convertible into shares of our common stock at a 20% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting its securities, which could cause further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion of debentures or exercise of warrants, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE CONVERTIBLE DEBENTURES MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

         The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

IN THE EVENT THAT OUR STOCK PRICE DECLINES, THE SHARES OF COMMON STOCK ALLOCATED FOR CONVERSION OF THE CONVERTIBLE DEBENTURES AND REGISTERED PURSUANT TO THIS PROSPECTUS MAY NOT BE ADEQUATE AND WE MAY BE REQUIRED TO FILE A SUBSEQUENT REGISTRATION STATEMENT COVERING ADDITIONAL SHARES. IF THE SHARES WE HAVE ALLOCATED AND ARE REGISTERING HEREWITH ARE NOT ADEQUATE AND WE ARE REQUIRED TO FILE AN ADDITIONAL REGISTRATION STATEMENT, WE MAY INCUR SUBSTANTIAL COSTS IN CONNECTION THEREWITH.

         Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the convertible debentures, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the convertible debentures. Accordingly, we have allocated and registered 177,083,333 shares to cover the conversion of the convertible debentures. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the convertible debentures and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY OUR OUTSTANDING CONVERTIBLE DEBENTURES, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE CONVERTIBLE DEBENTURES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIALLY ALL OF OUR ASSETS.

         In May 2004, we entered into a Securities Purchase Agreement for the sale of an aggregate of $500,000 principal amount of convertible debentures to Cornell Capital Partners, L.P. The convertible debentures are due and payable, with 5% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. Any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible debenture, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our Company and the delisting of our common stock could require the early repayment of the convertible debentures if the default is not cured with the specified grace period. We anticipate that the full amount of the convertible debentures, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

RISKS RELATED TO OUR COMMON STOCK:

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET.


         As of December 13, 2004, we had 148,167,847 shares of our common stock issued and outstanding of which we believe 115,719,745 shares to be restricted shares. Rule 144 provides, in essence, that a person holding "restricted securities" for a period of one year may sell only an amount every three months equal to the greater of (a) one percent of a company's issued and outstanding shares, or (b) the average weekly volume of sales during the four calendar weeks preceding the sale. The amount of "restricted securities" which a person who is not an affiliate of our Company may sell is not so limited, since non-affiliates may sell without volume limitation their shares held for two years if there is adequate current public information available concerning our Company. In such an event, "restricted securities" would be eligible for sale to the public at an earlier date. The sale in the public market of such shares of common stock may adversely affect prevailing market prices of our common stock.


OUR HISTORIC STOCK PRICE HAS BEEN VOLATILE AND THE FUTURE MARKET PRICE FOR OUR COMMON STOCK IS LIKELY TO CONTINUE TO BE VOLATILE. FURTHER, THE LIMITED MARKET FOR OUR SHARES WILL MAKE OUR PRICE MORE VOLATILE. THIS MAY MAKE IT DIFFICULT FOR YOU TO SELL OUR COMMON STOCK FOR A POSITIVE RETURN ON YOUR INVESTMENT.

         The public market for our common stock has historically been very volatile. Over the past two fiscal years and the interim quarterly periods, the market price for our common stock has ranged from $0.01 to $1.45 (See "Market for Common Equity and Related Stockholder Matters on page 17 of this Prospectus). Any future market price for our shares is likely to continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public's negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. Currently, our common stock is quoted on the Over-The-Counter Bulletin Board. The average daily trading volume of our common stock over the past three months was 120,472 shares. The last reported sales price for our common stock on December 10, 2004, was $0.004 per share. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock.


OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

         The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

      o obtain financial information and investment experience objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

        The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                           FORWARD-LOOKING STATEMENTS

         Information in this prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of words such as

"believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by Cornell Capital Partners, L.P. We will receive proceeds from the sale of shares of our common stock to Cornell Capital Partners, L.P. under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 95% of the lowest volume weighted average price of the common stock for the five consecutive trading days immediately following the notice to advance funds date. We cannot draw more than $500,000 per advance.

         For illustrative purposes, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. Although we are able to draw down the full $10,000,000 pursuant to the Standby Equity Distribution Agreement, we anticipate only needing to draw down between $5,000,000 and $7,000,000. The table assumes estimated offering expenses of $45,000.

GROSS PROCEEDS                                   $5,000,000      $7,000,000    $10,000,000

NET PROCEEDS (AFTER OFFERING EXPENSES)           $4,705,000      $6,605,000     $9,455,000

USE OF PROCEEDS:                                     AMOUNT          AMOUNT         AMOUNT

Sales & Marketing                                  $260,000        $260,000       $260,000

Administrative Expenses, Including Salaries        $350,000        $400,000       $500,000

General Working Capital                          $4,095,000      $5,945,000     $8,695,000

TOTAL                                            $4,705,000      $6,605,000     $9,455,000

         Proceeds used for general working capital will be used to build racecar simulators for placement in venues throughout the United States to be used in our "league play" driving competition. We expect to build and place 100 cars over the next twelve months. After we have built five cars, we expect to begin implementing our league play driving competition.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders, including Cornell Capital Partners, L.P. and Newbridge Securities Corporation. A description of each selling stockholder's relationship to our Company and how each selling stockholder acquired the shares in this offering is detailed in the information immediately following this table.

                                                                        SHARES TO BE ACQUIRED UNDER
                                                                        STANDBY EQUITY DISTRIBUTION
                                          SHARES BENEFICIALLY OWNED        AGREEMENT/ CONVERTIBLE      SHARES BENEFICIALLY OWNED
                                            PRIOR TO THE OFFERING                DEBENTURE               AFTER THE OFFERING (2)
                                         -----------------------------  ----------------------------   -------------------------
            NAME                            NUMBER         PERCENT (1)      NUMBER      PERCENT (1)       NUMBER         PERCENT
-----------------------------------      --------------    -----------  ------------    ------------   ------------     --------
Cornell Capital Partners,                16,280,556 (3)       9.9%       244,204,374        62.24%           0             0%
L.P. 101 Hudson Street, Suite 3606
Jersey City, NJ 07302

Newbridge Securities Corporation             202,840            *                   0           0%           0             0%
1451 Cypress Creek Road, Suite 204
Fort Lauderdale, FL 33309

TOTAL                                     16,502,778         10.02%      244,204,374        62.24%           0             0%

     * Less than 1%.


(1) Applicable percentage ownership is based on 148,167,847 shares of common stock outstanding as of December 13, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of December 13, 2004 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of December 13, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) Assumes that all securities registered will be sold and that all shares of common stock underlying the convertible debentures and the Standby Equity Distribution Agreement will be issued.

(3)      Represents  6,896,552  shares  we agreed  to issue to  Cornell  Capital
         Partners, L.P. upon execution of the Standby Equity Distribution Agreement and 7,768,448 shares issuable upon conversion of a convertible debenture in the amount of $500,000 up to the maximum permitted ownership under the Standby Equity Distribution Agreement of 9.9% of our outstanding common stock.

         The following information contains a description of each selling stockholder's relationship to us and how each selling stockholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with our Company:

         CORNELL CAPITAL PARTNERS, L.P. is the investor under the Standby Equity Distribution Agreement and a holder of convertible debentures. Cornell Capital Partners is a private equity fund. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors and has voting control over the securities beneficially owned by Yorkville Advisors, LLC and Cornell Capital Partners. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with us. Those transactions are explained below:

         STANDBY EQUITY DISTRIBUTION AGREEMENT. On May 18, 2004, we entered into an Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay us 95% of the lowest volume weighted average price of the common stock during the five consecutive trading days immediately following the notice date. We are registering in this offering 67,799,427 shares of common stock to be issued under the Standby Equity Distribution Agreement. Upon execution of the Standby Equity Distribution Agreement, we agreed to issue 6,896,552 shares of our common stock to Cornell Capital Partners as a commitment fee.

         SECURED CONVERTIBLE DEBENTURES. To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners on May 18, 2004 for the sale of $500,000 in convertible debentures. The debentures issued pursuant to the May 2004

         Securities Purchase Agreement bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the holder's option, at the lower of the following: (i) $.0493; or
         (ii) eighty percent (80%) of the lowest volume weighted average price of the common stock for the five (5) trading days immediately preceding the conversion date. We are registering in this offering 177,083,333 shares of common stock underlying the debentures.

         NEWBRIDGE SECURITIES CORPORATION. Newbridge Securities Corporation is an unaffiliated registered broker-dealer that has been retained by us to act as placement agent for the Standby Equity Distribution Agreement and the Securities Purchase Agreement. Mr. Guy S. Amico, Newbridge Securities Corporation's President, makes the investment decisions on behalf of Newbridge Securities Corporation and has voting control over the securities beneficially owned by Newbridge Securities Corporation. For its services in connection with the Standby Equity Distribution Agreement, we agreed to issue Newbridge Securities Corporation 202,840 shares of common stock. These shares are being registered in this offering.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

         SUMMARY. On May 18, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Before entering into the Standby Equity Distribution Agreement with Cornel Capital Partners, we considered alternative financing arrangements through use of a private placement memorandum. Our Board of Directors decided that the Standby Equity Distribution Agreement was a preferable arrangement because: (i) financing with a private placement memorandum is not guaranteed to provide our required capital; (ii) we can draw advances under the Standby Equity Distribution Agreement when needed;
(iii) the purchase price of our common stock under the Standby Equity Distribution Agreement fluctuates with the market price; and (iv) if we do not draw down the entire $10 million under the Standby Equity Distribution Agreement, we do not excessively dilute our shareholders' ownership as would happen if we did not use all of the proceeds under a private placement memorandum.

         Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 95% of the lowest volume weighted average price of the common stock during the five consecutive trading days immediately following the notice date. We are registering in this offering 67,799,427 shares of common stock to be issued under the Standby Equity Distribution Agreement. Upon execution of the Standby Equity Distribution Agreement, we agreed to issue 6,896,552 shares of our common stock to Cornell Capital Partners as a commitment fee. These shares are also being registered in this offering. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. We engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, we agreed to issue Newbridge Securities Corporation 202,840 shares of our common stock, which are being registered in this offering.

         STANDBY EQUITY DISTRIBUTION AGREEMENT EXPLAINED. Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held six trading days after written notice of such a request, at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount.

         We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange
Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $10,000,000 or two years after the effective date of the accompanying registration statement, whichever occurs first.

         If any of the following conditions were to occur, Cornell Capital Partners' obligation to make an advance would permanently terminate:

      (a) If the effectiveness of the registration of the shares with the Securities and Exchange Commission becomes subject to a stop order or suspension for an aggregate of fifty (50) trading days, other than due to acts of Cornell Capital Partners and unless the suspension is caused by the filing of a post-effective amendment to the registration statement; or

      (b)   If  we  materially   fail  to  comply  with  any  of  the  following
            requirements and such failure is not cured within thirty (30) days after receipt of written notice from Cornell Capital Partners:

            (i) We must comply with all terms of the Registration Rights Agreement, which requires us to register the shares underlying the Standby Equity Distribution Agreement with the Securities and Exchange Commission;

            (ii) We must maintain our common stock's authorization for quotation on the Over-The-Counter Bulletin Board; (iii) We must maintain our common stock's registration under the Securities Exchange Act of 1934, as amended, and we must timely file all periodic reports and other documents that must be filed under the Securities Exchange Act;

            (iv) Within two (2) days after each advance notice date, we must deliver instructions to our stock transfer agent to issue shares of our common stock free of restrictive legends;

            (v)   We must preserve and continue our corporate existence;

            (vi) We must immediately notify Cornell Capital Partners of any events that affect the registration statement covering the shares underlying the Standby Equity Distribution Agreement;

            (vii) Within ten (10) days after each calendar  quarter has started, we must notify Cornell Capital Partners in writing our reasonable expectations as to the dollar amount we intend to raise through advances under the Standby Equity Distribution Agreement;

           (viii) We are restricted from issuing or selling any equity securities without consideration or for a consideration per share less than the bid price of our common stock immediately before issuance;

            (ix) We are restricted from issuing or selling any contracts or securities granting the holder of such contract or security the right to acquire shares of our common stock without consideration or for a consideration per share less than the bid price of our common stock immediately before issuance;

            (x) We are restricted from filing a registration statement on Form S-8 that registers more than five million (5,000,000) shares of common stock and in the event that we file a registration statement on Form S-8 that registers five million (5,000,000) or fewer shares of common stock, then we must provide Cornell Capital Partners fifteen (15) business days prior written notice.

            (xi) We cannot effect any merger or consolidation with or into, or transfer all or substantially all of our assets to, another entity unless the successor or acquiring entity assumes by written instrument the obligations under the Standby Equity Distribution Agreement; and

            (xii) The sale of  shares  under  the  Standby  Equity  Distribution
                  Agreement must be made in compliance with any applicable securities laws.

         The amount of each advance is subject to an aggregate maximum advance amount of $500,000. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Cornell Capital Partners may not own more than 9.9% of our outstanding common stock at any time. Because Cornell Capital Partners can repeatedly acquire and sell shares, this limitation does not limit the potential dilutive effect or the total number of shares that Cornell Capital Partners may receive under the Standby Equity Distribution Agreement.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. For example, we would need to issue 200,000,000 shares of common stock in order to raise the maximum amount of $10,000,000 under the Standby Equity Distribution Agreement at a purchase price of $0.05.

         The following is an example of the amount of shares of our common stock issuable in connection with an advance of $500,000 under the Standby Equity
Distribution Agreement, based on market prices 25%, 50% and 75% below the closing bid price as of December 10, 2004 of $0.004:


            % Below market    Price Per Share  Number of Shares Issuable   Percentage of Stock*
           ------------------ ---------------- -------------------------- ---------------------
           25%                $.003            166,666,667                112.5%
           50%                $.002            250,000,000                168.7%
           75%                $.001            500,000,000                337.5%


           *Based upon 148,167,847 shares of common stock outstanding.

         We are registering a total of 67,799,427 shares of common stock for the sale under the Standby Equity Distribution Agreement. Any issuance of shares of common stock pursuant to the Standby Equity Distribution Agreement that would require us to issue shares of common stock in excess of our authorized capital is contingent upon us obtaining shareholder approval to increase our authorized shares of common stock and filing a Certificate of Amendment to our Articles of Incorporation. We expect to seek such shareholder approval and to file a Certificate of Amendment to our Articles of Incorporation at such time when it is necessary for us to issue shares of common stock that is in excess of the number of shares included in this prospectus.


         The issuance of shares under the Standby Equity Distribution Agreement may result in a change of control. Based on the recent price of our common stock of $.004, up to 2,500,000,000 shares of common stock could be issued under the Standby Equity Distribution Agreement. If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of us by electing its or their own directors. This could happen, for example, if Cornell Capital Partners sold the shares purchased under the Standby Equity Distribution Agreement to the same purchaser.


         Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw.

         We expect to incur expenses of approximately $45,000 $85,000 consisting primarily of professional fees incurred in connection with this registration. In addition, Cornell Capital Partners will retain 5% of each advance. In addition, we agreed to issue 202,840 shares of common stock to Newbridge Securities Corporation, a registered broker-dealer, as a placement agent fee.


                          SECURITIES PURCHASE AGREEMENT

         SUMMARY. On May 18, 2003, we entered into a Securities Purchase Agreement whereby we issued $500,000 in convertible debentures to Cornell Capital Partners, L.P. In consideration for issuing the $500,000 in convertible debentures, Cornell Capital Partners agreed to pay us cash in three closings as follows: (i) $125,000 shall be funded no later than May 25, 2004; (ii) $225,000 shall be funded no later than the fifth business day following the date a registration statement is filed with the Securities and Exchange Commission pursuant to the Investor's Registration Rights Agreement, dated May 18, 2004; and (iii) $150,000 shall be funded no later than the fifth business day following the date such registration statement is declared effective by the Securities and Exchange Commission. These cash payments are gross amounts and do not reflect transactions costs aggregating approximately $100,000. The debentures bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the holder's option, at the lower of: (i) $.0493; or eighty percent (80%) of the lowest volume weighted average price of the common stock for the five (5) trading days immediately preceding the conversion date. To secure prompt and complete payment and performance of all the obligations under the Securities Purchase Agreement and all related agreements, we granted Cornell Capital Partners a security interest in and to:
(i) all goods, (ii) all inventory, (iii) all contract rights and general intangibles, (iv) all accounts and other receivables, (v) all rights under all present and future authorizations, permits, licenses and franchises, to the extent assignable; and (vi) all products and proceeds from the property described in (i) through (v). We are registering in this offering 177,083,333 shares of common stock underlying the debentures.


         SAMPLE CONVERSION CALCULATION OF THE CONVERTIBLE DEBENTURES. The number of shares of common stock issuable upon conversion of the debentures is determined by dividing that portion of the principal of the debenture to be converted and interest, if any, by the conversion price. For example, assuming conversion of $500,000 of debentures on December 13, 2004, and a conversion price of $0.0024 per share, the number of shares issuable upon conversion would be:

                  $500,000/$.0024 =  208,333,333 shares

The following is an example of the amount of shares of our common stock that are issuable upon conversion of our convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the closing bid price as of December 10, 2004 of $0.004:

                                                With Discount
            % Below market    Price Per Share       at 20%       Number of Shares Issuable    Percentage of Stock*
           ------------------ ---------------- ----------------- --------------------------- ---------------------
           25%                $.003            $.0024            208,333,333                 140.6%
           50%                $.002            $.0016            312,500,000                 210.9%
           75%                $.001            $.0008            625,000,000                 421.8%


           *Based upon 148,167,847 shares of common stock outstanding.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately-negotiated transactions;

      o short sales that are not violations of the laws and regulations of any state or the United States;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     through the writing of options on the shares;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders may also engage puts, calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

         The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. Cornell Capital Partners is an "underwriter" as that term is defined under the Securities Exchange Act of 1933,as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations of such acts. Further, the other selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters." Accordingly, any commissions received by Cornell Capital Partners and such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

         The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

         The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

         We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

         If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

         Our common stock is currently quoted on the Over-The-Counter Bulletin Board under the symbol OXFV. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

                          Fiscal 2004               Fiscal 2003                Fiscal 2002
                   -------------------------- ------------------------- --------------------------
COMMON STOCK       High (1)      Low (1)      High (1)     Low (1)      High (1)     Low (1)
------------------ ------------- ------------ ------------ ------------ ------------ -------------
First Quarter      $1.19         $0.29        $0.04        $0.02        $0.02        $0.02
Second Quarter     $0.39         $0.04        $0.02        $0.02         (2)          (2)
Third Quarter      $0.05         $0.01        $0.10        $0.02        $1.05        $1.01
Fourth Quarter       ---           ---        $1.19        $0.03        $1.45        $0.21

(1) All prices are adjusted to reflect a 4:1 forward stock split effected on February 23, 2004.
(2) No reliable data is available due to inactivity of the stock during this period.


         As of December 13, 2004, our shares of common stock were held by approximately 116 stockholders of record. We believe that the number of beneficial owners is substantially greater than the number of record holders because a significant portion of our outstanding common stock is held of record in broker "street names" for the benefit of individual investors. The transfer agent of our common stock is Holladay Stock Transfer, Inc. In connection with the Standby Equity Distribution Agreement and Securities Purchase Agreement between Cornell Capital Partners, L.P. and our Company, we engaged Continental Stock Transfer and Trust Company as co-transfer agent.


SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

         The following table shows information with respect to each equity compensation plan under which the Company's common stock is authorized for issuance as of the fiscal year ended December 31, 2003.

                      EQUITY COMPENSATION PLAN INFORMATION

------------------------------------ ------------------------ ----------------------- ---------------------------
           Plan category              NUMBER OF SECURITIES       WEIGHTED AVERAGE        NUMBER OF SECURITIES
                                        TO BE ISSUED UPON       EXERCISE PRICE OF      REMAINING AVAILABLE FOR
                                           EXERCISE OF         OUTSTANDING OPTIONS,     FUTURE ISSUANCE UNDER
                                      OUTSTANDING OPTIONS,     WARRANTS AND RIGHTS    EQUITY COMPENSATION PLANS
                                       WARRANTS AND RIGHTS                              (EXCLUDING SECURITIES
                                                                                       REFLECTED IN COLUMN (a)
------------------------------------ ------------------------ ----------------------- ---------------------------
                                               (a)                     (b)                       (c)
------------------------------------ ------------------------ ----------------------- ---------------------------
EQUITY COMPENSATION PLANS APPROVED
BY SECURITY HOLDERS                            -0-                     -0-                       -0-
------------------------------------ ------------------------ ----------------------- ---------------------------

------------------------------------ ------------------------ ----------------------- ---------------------------
EQUITY COMPENSATION PLANS NOT
APPROVED BY SECURITY HOLDERS                   -0-                     -0-                       -0-
------------------------------------ ------------------------ ----------------------- ---------------------------

------------------------------------ ------------------------ ----------------------- ---------------------------
TOTAL                                          -0-                     -0-                       -0-
------------------------------------ ------------------------ ----------------------- ---------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

FORWARD-LOOKING STATEMENTS

         The information in this registration statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management's current expectations and are inherently uncertain. The Company's actual results may differ significantly from management's expectations.

         The following discussion and analysis should be read in conjunction with the financial statements of Oxford Ventures, Inc. and summary of selected financial data, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of the management of the Company.

BACKGROUND

         We are a development stage company in the business of developing and distributing full-size racecar simulator games. Xtreme Games' racing simulator is comprised of a full-size racecar body, complete with a roll cage and safety net. Front and rear windows have been blacked out to create a total focus on the computer monitor set in front of the wind-shield, directly in front of the driver. A "plug and play" computer system serves as the engine that drives the video, sound effects, special effects and the specific racing footage to which the "driver" must respond. As drivers brake and steer, those commands are reflected through force feedback in the steering wheel, and the actual movement of the car - which can replicate braking, banking, turning and other experiences. (An electronic actuator system moves the car up and down, and side-to-side on six axes to create a racing experience that accurately reflects what it is like to actually drive in a race.)

         Computer hardware and software systems that drive the simulator have been hand-chosen, and incorporate both off-the-shelf, PC-based software for the racing action and customized software and hardware for the steering, acceleration and motion interface.

         Xtreme Games also currently utilizes a PC game force feedback steering wheel. This steering wheel is a proven consumer-grade game steering wheel designed for PC use. In conjunction with the exclusive technology designed on behalf of Xtreme Games, the benefits to the simulator are:

       1. Actuator motion interface between the software and simulator.
       2. Force feedback to a racing steering column.
       3. Acceleration and braking interface between the software and simulator.

         The simulator tilts on banked turns, has a force feedback steering wheel, features wind blowing and vibrations to simulate motion, spouts smoke in the event of a jarring crash, and more. Thus, drivers undergo an intensely realistic experience that closely mirrors driving an in an actual race.

         In a sports bar environment, the technology is available to connect the video images in the car to spectator monitors in the facility, which can generate additional interest in using the simulator.

DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004


         We have incurred annual operating losses since our inception related primarily to development and general administration costs. During the three and nine months ended September 30, 2004, we posted net losses of $100,736 and $495,998, respectively, compared to losses of $1,924 and $5,467, respectively, for the three and nine months ended September 30, 2003.


         Our main focus during the period ended September 30, 2004 was to develop the business of marketing and distributing racecar simulator games.

GENERAL & ADMINISTRATIVE EXPENSES

         General and administrative expenses increased to $67,901 and $259,687, respectively during the three and nine months ended September 30, 2004, compared to $1,924 and $5,467, respectively, for the three and nine months ended September 30, 2003. The increase in 2004 is due to our increased operations.

RESEARCH & DEVELOPMENT EXPENSES

         Research and developmental costs also increased in the period ended September 30, 2004. For the three and nine months ended September 30, 2004, research and development costs were $20,841 and $218,782, respectively, compared to $0 for the three and nine months ended September 30, 2003. The increase in 2004 resulted from the development of our acquisition of the Xtreme Games technology.

TWELVE MONTHS ENDED DECEMBER 31, 2003

         We are in a development stage and, therefore, have had no revenues since our inception. We have incurred annual operating losses since our inception related primarily to development and general administration expenses. During the year ended December 31, 2003, we incurred a loss of $102,558, compared to a loss of $22,348 for the year ended December 31, 2002.

         Our primary focus during the year ended December 31, 2003 was to seek out a business to acquire. During this period, we entered into an Asset Purchase Agreement and acquired the research and development technology of Xtreme Games.

GENERAL & ADMINISTRATIVE EXPENSES

         General and administrative expenses increased to $31,576 during the year ended December 31, 2003, compared to $22,516 for the year ended December 31, 2002. The increase in 2003 is mainly due to increased operations within the Company during December 2003.

RESEARCH & DEVELOPMENT EXPENSES

         Research and developmental costs increased during the year ended December 31, 2003 to $70,982 compared to $0 for the year ended December 31, 2002. The increase in 2003 resulted primarily from the acquisition and expensing of the Xtreme Games technology.

LIQUIDITY AND CAPITAL RESOURCES


         Since inception, we have financed operations from private financing sources. To enable us to pay for the costs and expenses in connection with the purchase of our technology, further research and development, and marketing and operations, we arranged for a private placement of our common stock in October 2003 with an investment banker for up to $1,500,000. Initially, 7,800,000 shares of restricted common stock were subscribed to by the investment banker as of December 31, 2003, for $240,000, or $.03 per share, of which $107,815 was paid for by the subscriber by December 31, 2003. Of the total of $107,815, $25,000 was paid directly to us, and $82,815 was disbursed directly by the investment banker for certain of our expenses, including $70,982 for reimbursement of research and development costs paid directly to the parties related to our Chief Executive Officer, that they incurred in connection with our acquired research and development.

         The balance owing as of December 31, 2003 on the shares subscribed above of $132,185 is a subscription receivable, classified as a reduction of stockholders' equity, and all of the underlying shares were treated as shares issued, but not outstanding as of December 31, 2003 for accounting purposes. Of the total amount of funding the investment banker had committed to raise of $1,500,000, it had provided a total of approximately $400,000, including $100,000 received in the first quarter of 2004 for 250,000 shares of common stock, and $60,000 received in the second quarter.

         On May 18, 2003, we entered into a Securities Purchase Agreement whereby we issued $500,000 in convertible debentures to Cornell Capital Partners, L.P. In consideration for issuing the $500,000 in convertible debentures, Cornell Capital Partners agreed to pay us cash in three closings as follows: (i) $125,000 shall be funded no later than May 25, 2004; (ii) $225,000 shall be funded no later than the fifth business day following the date a registration statement is filed with the Securities and Exchange Commission pursuant to the Investor's Registration Rights Agreement, dated May 18, 2004; and (iii) $150,000 shall be funded no later than the fifth business day following the date such registration statement is declared effective by the Securities and Exchange Commission. These cash payments are gross amounts and do not reflect transactions costs aggregating approximately $100,000. The debentures bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the holder's option, at the lower of: (i) $.0493; or eighty percent (80%) of the lowest volume weighted average price of the common stock for the five (5) trading days immediately preceding the conversion date. To secure prompt and complete payment and performance of all the obligations under the Securities Purchase Agreement and all related agreements, we granted Cornell Capital Partners a security interest in and to:
(i) all goods, (ii) all inventory, (iii) all contract rights and general intangibles, (iv) all accounts and other receivables, (v) all rights under all present and future authorizations, permits, licenses and franchises, to the extent assignable; and (vi) all products and proceeds from the property described in (i) through (v).

         We have suffered recurring losses from operations. At September 30, 2004, we had no cash on hand and total current assets of $20,418. At September 30, 2004, we had a working capital deficiency of $241,368 (current assets less current liabilities). At December 31, 2003, we had a working capital deficiency of $11,646. With our existing cash and cash equivalents, until we can draw advances under the Standby Equity Distribution Agreement, we expect to be able to continue operations only through December 2004. We cannot continue operations beyond December 2004 due to our current cash shortage. When this registration statement is declared effective by the Securities and Exchange Commission, we expect to be able to draw advances under our Standby Equity Distribution Agreement with Cornel Capital Partners, LP. We do not currently have any material commitments for capital expenditures over the next twelve months. However, we estimate that we will need to draw approximately $5 million of the $10 million under the Standby Equity Distribution Agreement to fund our anticipated operating expenses and future expansion plans.


FINANCING

         Our capital requirements have not been significant in the past but we anticipate they will increase as the development and product launch of the Xtreme Games simulators begin. We do not expect a need to raise any additional funds over the next twelve months other than through advances under our Standby Equity Distribution Agreement with Cornell Capital Partners. We estimate that we will need to draw approximately $5 million under the Standby Equity Distribution Agreement to fund our anticipated operating expenses and future expansion plans.

PLAN OF OPERATION


         We are continuing with the improvement of our Xtreme Games entertainment technology in Mesa, Arizona. We are currently upgrading our simulators from using hydraulic movement to electronic movement control. The electronic movement does not have the risk of broken hoses, as with hydraulics, and maintenance costs are expected to be lower with electronic movement. Our planned activities for the next twelve months are to focus on completing beta testing of our racecar simulators and begin the production and placement of racecar simulators in sports bars throughout the United States. We have recently obtained funds which will enable us to continue our plan of operation. However, we are dependent on the successful completion of our equity financing efforts to continue in existence.

         Our production facility in Mesa, Arizona currently has the capacity to build and distribute ten simulators per month without any additional staff or equipment. Assuming we are able to draw advances under our Standby Equity Distribution Agreement by the end of fiscal 2004, we expect to complete beta testing of our simulator and achieve technological feasibility in the first quarter of 2005. Beta testing will be complete and we will have obtained technological feasibility after we finalize certain software adjustments. The cost of the software adjustments is expected to be approximately $7,500, excluding general administrative and labor costs. General administrative and labor costs to complete the prototype are estimated at $75,000 for the three month period ending March 31, 2005.

         Once beta testing has completed and we have achieved technological feasibility, we plan on scheduling and producing five simulators per month over a period of four months. This will allow for controlled growth, and provide the ability to modify any of our manufacturing policies and procedures. Subsequent to the initial four months, we plan to expand our manufacturing to ten simulators per month. With these goals, we hope to build and place 100 racecar simulators over the next twelve months. In order to accomplish this goal, we will need approximately $4,500,000 in capital. There is no assurance that we will be able to meet these goals since to date we have not begun the manufacture and distribution of our simulators for mass placement in venues. If we do not meet these goals, we may have to delay widespread implementation of our planned driving league competition.


         After we have built and placed five cars, we expect to begin implementing the league play driving competition. We need a minimum 48 players to begin implementing the driving competition. When we have built and placed 100 simulators, our business model anticipates 4,800 active participants for each six-week competition (based on 12 four-player teams per simulator). Because there has been no test market for our planned driving competition, there is no assurance that our simulator and driving competition will gain widespread market acceptance. To promote our racecar simulator and the Xtreme Games Driving
Leagues over the next twelve months, we plan to market our simulators and our brand name through a line of Xtreme Games apparel, trade shows, word of mouth, advertising, promotions and publicity. Our marketing strategy is discussed more fully on page 23 of this prospectus. We also plan to enter into agreements with video game distributors to help place simulators and to help set up the driving leagues.

         Over the next twelve months, we expect to increase our staff by adding approximately 6 full-time sales employees to market and place racecar simulators in venues throughout the United States. We also anticipate adding 1 full-time executive sales manager to oversee the sales employees. In addition, we hope to add a full-time chief financial officer to our management.

OFF BALANCE SHEET ARRANGEMENTS

         We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

                             DESCRIPTION OF BUSINESS

ORGANIZATION

         We were incorporated as Casinos of the World, Inc. in September 1987 under the laws of the State of Nevada. Our original Articles of Incorporation provided for authorized capital of twenty five hundred common shares with no par value.

         On December 17, 1990, our Articles of Incorporation were amended, changing our authorized capital stock to twenty-five million shares of common stock at $0.001 par value per share. The amended Articles of Incorporation also added Rights and Powers to shareholders and directors not previously provided in the original Articles of Incorporation.

         On April 16, 1993, our Articles of Incorporation were amended, changing our name to Clean Way Corporation and changing our authorized capital stock to one hundred million common shares at $0.001 par value per share.

         On August 19, 1999, our Articles of Incorporation were amended, changing our name to Trader Secrets.com.

         On February 2, 2000, we acquired all of the outstanding stock of National Lighting Corp, an Internet company incorporated in British Columbia, Canada. We subsequently changed our name to VOIP Technology, Inc, with the intended purpose of developing voice over Internet protocol technologies through our wholly owned subsidiary. Because we were not able to secure customer contracts and were not able to obtain necessary financing, the proposed voice over Internet protocol business failed, and all efforts were abandoned in 2001.

         In September 2001, our charter was suspended (subject to reinstatement) by the State of Nevada due to inactivity and failure to pay corporate franchise taxes. Our charter was reinstated by the State of Nevada on January 30, 2002.

         On January 30, 2002, we amendment our Articles of Incorporation, changing our name to Oxford Ventures, Inc. We then began to consider and investigate potential business opportunities.

         On February 8, 2002, we sold all of the shares of our wholly owned subsidiary.

         On December 2, 2003, we entered into an Asset Purchase Agreement, pursuant to which we acquired the research and development technology of Xtreme Games, an unincorporated proprietorship, and began to carry on the business of developing and marketing racecar simulators. In consideration for the technology, we issued 115,375,000 shares of our common stock to Daniel Leonard, Albert Plant and other unrelated parties. Daniel Leonard is our current President, Chief Executive Officer, Chief Financial Officer and principal accounting officer. Albert Plant is our current Secretary and Treasurer and a member of our Board of Directors. No liabilities were acquired as a result of the acquisition. Xtreme Games and its racecar simulator technology was created and developed by Daniel Leonard's family. Daniel Leonard's family began developing the Xtreme Games racecar simulator in March of 2003. By October 2003, they had developed a functional prototype of the racecar simulator. The reason for the acquisition was to provide Xtreme Games a vehicle to add liquidity for its owners in order to facilitate financing the research, development, production and marketing of the racecar simulator technology. The negotiation for the acquisition was conducted on an "arms-length" basis.

DEVELOPMENT OF THE ACQUIRED TECHNOLOGY

         When we acquired the technology in December 2003, it consisted of a prototype that used a hydraulic system for its movement. After beta testing, we determined that this prototype was inadequate to introduce for sale to the public. The movement in the prototype was too slow and created too much noise once installed in a venue. There was also a risk of personal injury liability due to the potential of a hydraulic hose breaking. We subsequently tested electronic actuators for the simulator's movement. The actuators proved to be less noisy, faster and did not use any sort of hoses that might break. With the change in the simulator's movement, we found that the chassis, body, computer, steering and breaking systems all needed to be redesigned in order to accommodate the electronic actuators. Given the eventual change in the simulator's computer system, we were able to increase the size of the monitor in the simulator from a 17-inch screen to a 30-inch screen. We also changed the body style from an exposed rivet body to a non-exposed rivet body. This change was made to remove any sharp edges on the simulator. Ultimately, the simulator technology was completely re-designed from the technology that was acquired with the first prototype. The only parts that we still use from the first prototype on our current simulator are the standard racing tires and rims.

XTREME GAMES

         Under the name Xtreme Games, we have developed a technologically advanced, full-size racecar simulator. In support of the racecar simulator, we expect to develop a strong differentiated brand by implementing a video game racing league nationwide, which we anticipate will culminate in a national driving championship.

OUR PRODUCTS AND SERVICES


         Xtreme Games' flagship product is a technologically advanced, full-size auto-racing simulator. Xtreme Games debuted its prototype technology in Phoenix in October 2003 with a Chevrolet (TM) racing simulator installed in a family fun center called Formula One Race Way. The simulator was located at the Formula One Race Way until March 2004. Formula One Race Way charged $5.00 per ride and we did not receive any of the revenue from operation of the simulator. No fees or other compensation was paid to or by Formula One Race Way for the placement of the simulator. The simulator was not coin or token operated; but was operated by an attendant.

         In March of 2004, we relocated our prototype from Formula One Race Way to Rev's Sports Grille, located in Tempe, Arizona. The simulator was removed from Rev's Sports Grille in October 2004. Rev's Sports Grille did not charge for rides on the simulator and we did not receive any revenues from the simulator. Rev's Sports Grille did not pay us any fees or other form of payment for the simulator. Rev's Sports Grille did not charge for rides because the simulator was a prototype with an unreliable hydraulic movement system. While the prototype was located in Rev's Sports Grille, it was operated by an attendant who helped ensure the safety of customers who used the simulator. We expect the next version of the prototype to be ready for beta testing within the next couple months. When this version is ready, it will be placed in Rev's Sports
Grille for beta testing. We have an insurance policy in place that covers potential personal liability associated with beta testing of our prototype up to $1 million. Rev's Sports Grille is being used to test market acceptance of the product, which allows us to identify enhancements that need to be made to the simulator. Rev's Sports Grille is owned and operated by Albert B. Plant, our Vice President of Operations, Secretary and Treasurer, and Erin C. Hicks, who is a sister of Daniel K. Leonard, our President, Chief Executive Officer, Chief Financial Officer and principal accounting officer. Mr. Plant is also married to Jane Plant, one of Mr. Leonard's sisters.

         We expect to complete beta testing of the racecar simulator and to achieve technological feasibility by March 31, 2005. We then expect to begin implementing league play in the third quarter of 2005. We plan to place simulators in sports establishments throughout the United States. Xtreme Games has developed a simulator system with rugged, top-of-the-line components and "plug-and-play" technology. Plug-and-play technology allows hardware and software to work together to automatically configure devices and assign resources, which allows for easy hardware changes and additions. Thus, maintenance costs are expected to be nominal, because components that fail can be quickly removed and replaced immediately.


PRODUCTION


         We expect to purchase our sub-assembly parts (chassis, body, software, and computers) from local manufacturers as well as regional or national distributors, and the assembly of our racecars will be completed in our 10,000+ square foot production facility in Mesa, Arizona. The only operation currently conducted in our assembly plant is the re-building of our prototype simulators. We are re-building the simulators to replace the hydraulic movement with electronic movement. The electronic movement does not have the risk of broken hoses, as with hydraulics, and maintenance costs are lower with electronic movement. The simulator that was tested in Rev's Sports Grille operates with a hydraulic movement system. Assuming we are able to draw down funds under our Standby Equity Distribution Agreement with Cornell Capital by the end of fiscal 2004, we expect to complete beta testing of our simulator and achieve technological feasibility in the first quarter of 2005. There are currently only

2 working prototype racecar simulators in existence. Both of these prototypes are located in our production facility in Mesa, Arizona. Once beta testing has completed and we have achieved technological feasibility, we will begin production of more racecar simulators.


CONSUMER MARKET ANALYSIS

         Auto racing is one of the largest spectator sports in the United States. A study by Brand Sense Marketing, LLC indicates that NASCAR is a household name that attracts over 75 million fans annually. See www.brand-sense.com/case_studies/nascar.pdf. Brand Sense Marketing, LLC is an integrated marketing services company specializing in brand development, licensing, strategic alliances, promotions and sponsorship programs. In addition, Brand Sense Marketing projects that NASCAR will be the fastest growing sports earner, with merchandise sales that have increased over 1000%, from $120 million to $1.26 billion. See www.brand-sense.com/case_studies/nascar.pdf. Xtreme Games is offering a product directed at a diverse and loyal audience with growing interest for NASCAR racing. We have no affiliation with NASCAR, although we believe that NASCAR racing fans will be a large group of consumers who will be interested in our product.

         While grassroots auto racing continues to offer many options for hard-core racing fans, specific interest in NASCAR racing has exploded over the past decade. In fact, according to Brand Sense Marketing, LLC, live NASCAR events draw crowds of 13 million spectators annually. See www.brand-sense.com/case_studies/nascar.pdf. In addition, the profile of the typical NASCAR racing fan crosses all demographic lines, and appeals to both genders. According to NASCAR officials, roughly 40% of NASCAR fans are women and
approximately       20%      of       fans       are       minorities.       See
www.freep.com/voices/columnists/emarq18_20040218.htm. The demographics of NASCAR fans bode well for Xtreme Games' racing simulator because these fans have both the discretionary income and time to pursue their passion for auto racing.

TARGET MARKET

         The target business venue for an Xtreme Games simulator is a sports bar/grille with a minimum of 6,000 square feet, a capacity of 250-275 people, and monthly revenues of at least $100,000. For illustration, an Xtreme Games simulator has a "footprint" that mirrors a standard pool table with cue space. Assuming 100 games per week at $1 per game, a pool table can generate weekly revenues of $100. In comparison, an Xtreme Games racing simulator has the potential to generate approximately $600 per week gross for venues - based on a league play marketing approach. (Venues are expected to receive 25% of revenues generated by league play; with a $25 weekly fee per person for league play and assuming 96 players, this amounts to revenues of $600 per week for venues). This represents a gross income potential 500% greater than that of a standard pool table using the same approximate floor space. Out of the remaining 75% of revenue from league play, we expect 10% to be paid to a sales representative. We expect needing to place 50 simulators to reach a break-even point, based on 50% participation in racing leagues.

         We expect the cost of our racecar simulators will be approximately $27,000 with maintenance costs of less than $500 per year. We expect to receive revenue in two ways. First, we expect to receive revenue through league play. Second, we plan to charge venues a weekly fee to use our racecar simulators. Each week we will automatically charge the location account provided to us at the time of application. If the location cannot pay the required fees, then we will have the computer removed from the simulator until we can have the simulator removed.

COMPETITION

         Xtreme Games' two main competitors include NASCAR(TM) Silicon Motor Raceway simulator, and a simulator product from Glogem.com. However, we believe the NASCAR(TM) Silicon Motor Raceway is our only major competitor because the Glogem.com product does not simulate movement.

         In addition to providing a technically superior product with a more realistic experience, Xtreme Games intends to set itself apart from its competition by offering a league play concept and a national video game simulator driving championship. Further, the NASCAR(TM) Silicon Motor Raceway simulator is located in only a few shopping mall arcades across the United States.

         The following is a brief analysis and comparison with the NASCAR(TM) Silicon Motor Raceway simulator.

----------------- -------------- --------------- -------------- --------------- -------------- ---------------
    COMPANY          ONGOING       DIFFERENT       ALLIANCE     DIGITAL VIDEO   FULL-SIZE CAR   MOTION CUES
                     RACING          RACES         WITH COIN     AND SURROUND                   (VIBRATION,
                    LEAGUE TO      AVAILABLE,    OPERATOR FOR       SOUND                         PRESSURE
                     SUPPORT     DETAILED RACE       FAST                                         AGAINST
                     DRIVING        RESULTS      PLACEMENT OF                                     STEERING
                                   AVAILABLE      SIMULATORS                                       WHEEL)
                                    ONLINE
----------------- -------------- --------------- -------------- --------------- -------------- ---------------
     Xtreme             X              X               X              X               X              X
     Games
----------------- -------------- --------------- -------------- --------------- -------------- ---------------
 NASCAR Silicon                        X                              X            80% of            X
 Motor Speedway                                                                    typical
                                                                                   NASCAR
----------------- -------------- --------------- -------------- --------------- -------------- ---------------

BARRIERS TO ENTRY


         The business of designing and distributing auto-racing simulators requires advanced technology, plus time to develop an easily maintainable product that is user friendly. Although we believe our simulator is being developed with superior features to other existing racecar simulators, software developers and other games developers may introduce racing software that is technologically superior to ours. Such software may be combined with a simulator design that renders our simulator obsolete. Since there are many businesses that develop games software, some of which possess greater financial and operational resources than us, we consider the barriers to entry into our market relatively low.


MARKETING STRATEGY

         Our marketing strategy is multi-faceted and designed to build critical mass quickly and efficiently. Through the following methods, we intend to create a compelling brand that we expect to clearly highlight our differentiation points, compared to competing products:

         1. Apparel - We intend to design, produce and sell a line of premium Xtreme Games apparel that we expect will also be given away with qualifying purchases to further expose the Xtreme Games name.
         2. Trade Shows - We expect to exhibit our products at approximately four industry trade shows annually. The first trade show in which we participated was the "2004 Night Club and Bar Food & Beverage Show" in Las Vegas in March 2004.
         3. Video Game Distributors - We plan to enter into agreements with video game distributors to help place simulators and to help set up a league play driving competition.
         4. Word of Mouth - The first Rev's Sports Grille has opened at the 101 Freeway and University Drive, in Tempe, Arizona. This location provides a field site from which to showcase and test the demand and value added to sports bar facilities with the addition of Xtreme Games simulators.
         5. Advertising - All marketing decisions with regard to specific media choices, frequency, size, and expenses will be conducted on an on-going basis with careful consideration of returns generated. We anticipate that we will be able to "trade out" for at least a portion of radio and/or television spots in exchange for "decal logos" on the cars.
         6. Promotions - Our most important promotion strategy will be through demonstrations of the simulator, which we expect to "seed" actual paying use of the simulators.
         7. Publicity - We intend our publicity efforts to include a combination of print, radio and television. The racing experience of our simulator, coupled with recent increased media interest in NASCAR, should attract media attention from other sources.

PRICING STRATEGY

         Our main pricing strategy implements league play, or team competition that leads to a championship, as a means to generate ongoing use of our simulators by "regulars." We expect the league play concept to be structured as follows: twenty-four teams of four will compete for a series lasting six weeks. Each team pays $100/week, or $25/person to compete. Xtreme Games will offer team prizes of $1,000 to each series winning team. For each car, there will be eight series each year. In addition to the team competition, practice time will also be included for the teams.

         Xtreme Games will charge bar owners a $1,500 installation fee to install each simulator. Subsequent to installation, Xtreme Games will receive 60% of revenues from the simulators. Bar owners will receive a portion of the remaining revenue.

COMPONENT SOURCING

         Sourcing is an area where we can achieve an advantage over much of our competition. By outsourcing the manufacture of components that go into manufacturing our racecar simulators, we can focus our management efforts on establishing league play and on marketing our product. The assembly of our racecars will be completed in our production facility in Mesa, Arizona, but we expect to purchase our sub-assembly parts (chassis, body, software, and computers) from both local manufacturers as well as regional or national distributors. We initially will rely on regional wholesalers because of their ability to service us faster and allow us to produce simulators much faster than our competition. Although this approach will lower our margins in the short term, it will allow us to gain a preemptive position by bringing product to market faster. As product demand increases over time, we will eventually shift our buying patterns toward more direct purchase - which we expect to improve margins.

EMPLOYEES

         We currently employ 4 full time employees and no part time employees. Among our employees, John Leonard, brother of Daniel Leonard, our President, CEO, CFO and principal accounting officer, works in our production facility. We believe that our relations with our employees are good.

DESCRIPTION OF PROPERTY

         We currently lease a 10,000+ square foot, freestanding building, located in Mesa, Arizona. This location will consist of corporate offices and the simulator assembly area. All deliveries and shipments will be serviced at this location. Ample surface parking is available at this location.

         We have a five-year lease with two, two-year renewal options. Rent is approximately $8,300.00/month, with the first three months of occupancy costing 50% of the rental rate. Base rent increases annually by $150/month including the option periods. We also have a first-right-of-refusal to purchase the building.

LEGAL PROCEEDINGS

         We are subject to legal proceedings as set forth below.

         Stop Junk Faxing, Inc. v. Oxford Ventures, Inc. On June 29, 2004, a complaint was filed against us in the County Court, Denver County, Colorado. The complaint alleges that we used a telephone facsimile machine, computer or other device to send unsolicited advertisements to the facsimile machine of Cache Valley Electric without having obtained the prior express permission or invitation to do so. The plaintiff in the action seeks recovery of up to $15,000. We filed an answer to the complaint on July 29, 2004 and do not believe that the complaint has merit.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.

      -------------------- ---- -------------------------------------------
             NAME          AGE                  POSITION
      -------------------- ---- -------------------------------------------
      Daniel K. Leonard    42   President, CEO, CFO, principal accounting
                                officer and director
      -------------------- ---- -------------------------------------------
      Albert B. Plant      43   Vice President Operations, Secretary and
                                Treasurer
      -------------------- ---- -------------------------------------------
      Patrick Baumgart     36   Vice President Development
      -------------------- ---- -------------------------------------------
      Victor G. Schaefer   68   Marketing Director
      -------------------- ---- -------------------------------------------
      Dennis Blackman      52   Director
      -------------------- ---- -------------------------------------------
      Roy G. Breeling      59   Director and Chairman of the Board
      -------------------- ---- -------------------------------------------

         DANIEL K. LEONARD, President, CEO, CFO and principal accounting officer since December 8, 2003; director since November 11, 2004 - From February until November 2003, Daniel Leonard served as President and co-founder of e-Information Systems, LLC, of Elkhorn, Nebraska - a data consolidation company. Mr. Leonard also served as Director of Business Development for Data Delivery Services, of Conroe, Texas from January 2002-03; as a Vice President in charge of sales and marketing for Vital Processing Services, of Tempe, Arizona from September 1998 until January 2002; and Assistant Vice President of National Sales for First National Bank, of Omaha, Nebraska.

         ALBERT B. PLANT, Vice President Operations May 20, 2004, Secretary and Treasurer since December 5, 2003 - Albert Plant currently owns and operates

Aurora Integrated Technologies, based in Mesa, Arizona. In addition, since 2003, Mr. Plant has been an FIS II Technician for Honeywell International. As an FIS II Technician, Mr. Plant supervises the installation and maintenance of digital video and security systems at various high security installations. From 2001 until 2003, Mr. Plant was a Site Operations Manager for Orion Security Specialists. From 1999 until 2001, Mr. Plant was a Technical Representative for SimplexGrinnell. Albert Plant is married to Jane Plant, one of Daniel Leonard's sisters.

         PATRICK BAUMGART, Vice President Development since May 20, 2004 - Patrick Baumgart joins Oxford with 15 years of computer information system experience. From April-October 2003, Mr. Baumgart developed edit routines and modified the computer system to become HIPPA compliant for Medicaid in Alabama. From February 2001 until December 2002, Mr. Baumgart was a project technical leader for the Texas Natural Resource Conservation Commission. Mr. Baumgart also developed batch programs, corrected defects and designed and implemented a mass data correction sub-system for EDS Blue Cross/Blue Shield from April 1999 until February 2001.

         VICTOR G. SHAEFER, Marketing Director since December 8, 2003 - Victor Shaefer has been retired during the past four years. Before retirement, from 1990 until 2000, Mr. Shaefer was a Partner and General Manager of a Tempe, Arizona-based Honda franchise, which ultimately was sold to the United Auto Group in 2000. As an owner and General Manager of the Honda franchise, Mr. Shaefer was responsible for the all of the daily business operations of the company, including the finance department, service department and the new and used car departments.

         DENNIS BLACKMAN, Director since May 20, 2004 - Dennis Blackman is currently the President of Blackman & Associates and is a Partner of CBIZ Tax & Advisory Services of Nebraska. Mr. Blackman has been a Partner of CBIZ Tax & Advisory Services for approximately the past twenty-eight years. In addition, during this period, Mr. Blackman was an instructor for the Nebraska Society of Certified Public Accountants in the areas of "Accounting Disclosures" and "Forecasts and Projections." Mr. Blackman is currently a member of the Board of Directors and Treasurer of the Metropolitan Omaha Builders Association. Mr. Blackman was formerly a member of the Board of Directors of the Nebraska Society of Certified Public Accountants and the Greater Omaha Chamber of Commerce.

         ROY G. BREELING, Director since April 13, 2004 and Chairman of the Board since May 20, 2004 - Since January 2000, Roy Breeling has been employed by TTI Technologies, Inc, a company with primary interests in the energy and waste industries. Mr. Breeling is currently Executive Vice President and General Counsel of TTI Technologies. From January 1995 though December 1999, Mr. Breeling was the President and Chief Executive Officer of Castle Rose, Inc, a restaurant system operating and franchising family dining and sports bar concepts.

         All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. We compensate our directors $1,000 for attendance at quarterly Board meetings and we reimburse our directors for expenses incurred in connection with fulfilling their duties as members of the Board of Directors. As of the date hereof, no director has accrued any compensation. Officers are appointed annually by the Board of Directors and each executive officer serves at the discretion of the Board of Directors. The Company does not have any standing committees at this time.

         No director, Officer, affiliate or promoter of the Company has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment or decree involving the violation of any state or federal securities laws.

AUDIT COMMITTEE

         We do not have a separately designated standing audit committee, or a committee performing similar functions. Dennis Blackman is an audit committee financial expert, as that term is defined in Item 401 of Regulation S-B. Mr. Blackman's qualifications as an audit committee financial expert are described above.


CODE OF ETHICS

         We have adopted a Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of our officers, directors and employees. The Code of Ethics is filed herewith as Exhibit 14.1.

                             EXECUTIVE COMPENSATION

         The  following  table  sets  forth  information  concerning  the  total compensation that we have paid or that has accrued on behalf of our chief executive officer and other executive officers with annual compensation exceeding $100,000 during the fiscal years ending December 31, 2003 and 2002.

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                                            ------------------------------ ------------
                                              ANNUAL COMPENSATION                      AWARDS                PAYOUTS
                                      ------------------------------------- ------------------------------ ------------
                                                                                              SECURITIES
                                                                 OTHER                          UNDER                      ALL
                                                                 ANNUAL        RESTRICTED       LYING                     OTHER
        NAME AND                                                 COMPEN-     STOCK AWARD(S)    OPTIONS/       LTIP       COMPEN-
   PRINCIPAL POSITION        YEAR      SALARY ($)   BONUS ($)  SATION ($)         ($)          SARs (#)    PAYOUTS ($)  SATION ($)
-------------------------- ---------- ------------- ---------- ------------ ----------------- ------------ ------------ -----------
Daniel K. Leonard,           2004      $35,000(1)    -0-          -0-            -0-            -0-           -0-         -0-
President, CEO, CFO and
principal accounting         2003(2)    $10,500      -0-          -0-            -0-            -0-           -0-         -0-
officer
Robert Harrison, Former      2003        -0-         -0-          -0-            -0-            -0-           -0-         -0-
President, Treasurer         2002        -0-         -0-          -0-            -0-            -0-           -0-         -0-
and Director

(1)   Mr. Leonard is currently paid $7,000 per month

(2) Mr. Leonard became a director and was appointed President, CEO, CFO and principal accounting officer on December 8, 2003. On May 20, 2004, he resigned from the Board to implement a plan for independent directors for the Company.


COMPENSATION OF DIRECTORS AND OFFICERS

         To date, we have not adopted a bonus, profit sharing, or deferred compensation plan for the benefit of our employees, officers or directors. We have not paid any salaries or other compensation above $100,000 to our officers, directors or employees since inception.

EXECUTIVE EMPLOYMENT AGREEMENTS

         To date, we have not entered into any employment agreements with our executive officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During the first and second quarters of 2004, the Company loaned an aggregate of $255,800 to Rev's Sports Grille, located in Tempe, Arizona. $255,000 of this amount is evidenced by a promissory note, dated April 8, 2004. The note accrues simple interest at an annual rate of 5% and matures on March 8, 2009. The indebtedness represented by the note is secured by a non-recourse pledge of certain membership interests in Rev's Sports Grille by its owners. If Rev's Sports Grille (a) fails to pay any principal or interest when due, (b) institutes proceedings to have itself adjudged bankrupt or insolvent, or (c) becomes subject to an order adjudging it bankrupt or insolvent, then Rev's Sports Grille will be in default under the note. In any such event, we may at our option, by notice in writing to Rev's Sports Grille, declare the entire principal amount and any other sums due under the note, to be immediately due and payable. The remaining $800 loaned to Rev's Sports Grille is on a non interest bearing and unsecured basis, does not have any terms for repayment, and has not been documented by any sort of written agreement. Rev's Sports Grille is owned and operated by Albert B. Plant, the Company's Vice President of Operations, Secretary and Treasurer, and Erin C. Hicks, who is a sister of Daniel K. Leonard, the Company's President, Chief Executive Officer, Chief Financial Officer and principal accounting officer. Mr. Plant is also married to Jane Plant, one of Mr. Leonard's sisters. The terms of this loan arrangement were not as favorable to the Company as could have been obtained from unaffiliated parties.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of our common stock as of June 1, 2004. The information in this table provides the ownership information for:

       o each person known by us to be the beneficial owner of more than 5% of our common stock;
       o   each of our directors;
       o   each of our executive officers; and
       o   our executive officers and directors as a group.

         Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.

                                                                               Common Stock                  Percentage of
         Name of Beneficial Owner                    Title                Beneficially Owned (1)            Common Stock (1)
         ----------------------------------- ----------------------- --------------------------------- ---------------------------
         Daniel K. Leonard                   President, CEO,                    21,200,000 (2)                    14.3%
         21724 East Stanford Circle          CFO and principal
         Elkhorn, NE 68022                   accounting officer

         Albert B. Plant                     Secretary, Treasurer               26,000,000                        17.6%
         8436 East Navarro Circle            and Director
         Mesa, AZ 85208

         John Paul PlesKovitch               Director                            1,307,692                            *
         14805 N. 73rd Street
         Scottsdale, AZ 85260

         Dennis Blackman                     Director                            1,000,000                            *
         318 North 129th Ave
         Omaha, NE 68154

         Roy G. Breeling                     Chairman                            1,000,000                            *
         5529 Emile Street
         Omaha, NE 68106

         Erin C. Hicks                                                          31,230,768 (3)                    21.1%
         11754 E. Virginia Dr.
         Aurora, CO 80012

         Rosemarie Leonard                                                      26,069,232                        17.6%
         8255 West Portobello Ave.
         Mesa, AZ 85212

         Cornell Capital Partners, L.P.                                         16,280,556 (4)                     9.9%
         101 Hudson Street, Suite 3700
         Jersey City, NJ  07303

         All Directors and Executive
         Officers as a Group (5 persons)                                        50,507,692                        34.1%
         ----------------------------------- ----------------------- --------------------------------- ---------------------------

     * Less than 1%.


    (1) Applicable percentage ownership is based on 148,167,847 shares of common stock outstanding as of December 13, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of December 13, 2004 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of December 13, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.


    (2) Represents 20,405,004 shares held by Daniel K. Leonard as Trustee for the benefit of his family and 794,996 shares owned by Mr. Leonard's two daughters.
    (3) Represents 26,230,768 shares held by Erin C. Hicks as Trustee for the benefit of her nieces and nephews and 5,000,000 shares owned by Ms. Hicks individually.
    (4) Represents 6,896,552 shares that we agreed to issue to Cornell Capital Partners, L.P. upon execution of the Standby Equity Distribution Agreement and 9,384,004 shares issuable upon conversion of a convertible debenture in the amount of $500,000 up to the maximum permitted ownership under the Standby Equity Distribution Agreement of 9.9% of our outstanding common stock.

                            DESCRIPTION OF SECURITIES

         The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

DIVIDEND POLICY

         We have not had any earnings or profits and have not paid any dividends. Our proposed operations are capital intensive and we need working capital. Therefore, we will be required to reinvest any future earnings in our Company's operations. Our Board of Directors has no present intention of declaring any cash dividends, as we expect to re-invest all profits in the business for additional working capital for continuity and growth. The future declaration and payment of dividends will be determined by our Board of Directors after considering the conditions then existing, including the our earnings, financial condition, capital requirements, and other factors.

CAPITAL STRUCTURE


         Our authorized capital consists of 400,000,000 shares of common stock, par value $.001 per share and no shares of preferred stock. As of December 13, 2004, we had 148,167,847 shares of common stock outstanding. Stockholders: (i) have general ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all assets of the Company available for distribution to stockholders upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all shareholder meetings.


         The common stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the common stock voting for election of directors can elect one hundred percent of the directors of the Company if they choose to do so. The Company, which has had no earnings, has not paid any dividends on its common stock and it is not anticipated that any dividends will be paid in the foreseeable future.

         Under our Articles of Incorporation, our Board of Directors has the power to create and issue rights, warrants, or options entitling the holders thereof to purchase any shares of our capital stock of any class or classes, upon such terms and conditions and at such times and at prices as the Board of Directors may provide. Our Board of Directors is also authorized to issue, without shareholder consent, obligations of the Company and to pledge or mortgage property as security, including after-acquired property. Accordingly, our Board of Directors could issue securities with rights senior to those of our common stock and could encumber the assets of the Company by pledging such property to secure obligations of the Company, all of which could have the effect of delaying, deferring or preventing a change in control of the Company.

CONVERTIBLE DEBENTURE FINANCING

         To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners on May 18, 2004 for the sale of $500,000 in convertible debentures. The debentures issued pursuant to the May 2004 Securities Purchase Agreement bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the holder's option, at the lower of the following:

      o     $.0493; or

      o eighty percent (80%) of the lowest volume weighted average price of the common stock for the five (5) trading days immediately preceding the conversion date.

         The full principal amount of the convertible debenture is due upon default under the terms of convertible debenture. We were obligated to file a registration statement for the resale of the conversion shares issuable upon conversion of the debentures under the Securities Act of 1933, as amended, no later than 30 days from May 18, 2004 and to have such registration statement declared effective by the Securities and Exchange Commission no later than 120 days from May 18, 2004. We are obligated to pay as liquidated damages to the holder of the convertible debenture, at the holder's option, either a cash amount or shares of our common stock within three business days after demand therefore equal to 2% of the liquidated value of the outstanding convertible debenture for each 30 day period after the scheduled effective deadline.

STANDBY EQUITY DISTRIBUTION FINANCING

         On May  18,  2004,  we  entered  into  a  Standby  Equity  Distribution
Agreement  with  Cornell  Capital  Partners.  Pursuant  to  the  Standby  Equity

Distribution Agreement, we may, at our discretion, periodically sell to the investor shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, the investor will pay 95% of the lowest volume weighted average price of the common stock during the five consecutive trading days immediately following the notice date. The investor, Cornell Capital Partners, L.P. is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. We also agreed to issue Cornell
Capital Partners 6,896,552 shares of our common stock upon execution of the Standby Equity Distribution Agreement. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, we agreed to issue Newbridge Securities Corporation 202,840 shares of our common stock. We are obligated to prepare and file with the Securities and Exchange Commission a registration statement to register the resale of the shares issued under the Standby Equity Distribution Agreement prior to the first sale to the investor of our common stock.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our Articles of Incorporation authorize the Board of Directors, on behalf of us, and without shareholder action, to exercise all of our powers of indemnification to the maximum extent permitted under Chapter 78 of the Nevada Revised Statutes, as amended.

         The State of Nevada permits a corporation to indemnify such persons for reasonable expenses in defending against liability incurred in any legal proceeding if:

      (a)   The person conducted himself or herself in good faith;

      (b)   The person reasonably believed:

            (1) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

            (2) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests.

      (c) In the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

         The indemnification discussed herein is not exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any Bylaws, agreement, vote of stockholders, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

         Our financial statements at December 31, 2003 and 2002, appearing in this prospectus and registration statement have been audited by Braverman International, P.C., independent certified public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Oxford Ventures, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected by public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                              OXFORD VENTURES, INC.

                              FINANCIAL STATEMENTS

                                TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                     F-1
-------------------------------------------------------------------------------

BALANCE SHEET                                                               F-2
-------------------------------------------------------------------------------

STATEMENTS OF OPERATIONS                                                    F-3
-------------------------------------------------------------------------------

STATEMENTS OF STOCKHOLDERS' EQUITY                                          F-4
-------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS                                                    F-5
-------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS                                               F-6
-------------------------------------------------------------------------------

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OXFORD VENTURES, INC.
MESA, ARIZONA

We have audited the accompanying balance sheet of Oxford Ventures, Inc., Inc. (a Nevada corporation in the development stage company) as of December 31, 2003, and the related statements of operations, stockholders' equity, and cash flows for each of the two years in the period then ended and for the period from September 17, 1987 (inception) through December 31, 2003 . These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As disclosed in Notes 3 and 7 of the Notes to financial statements, the accompanying balance and the related statements of operations, stockholders' equity, and cash flows for the year ended December 31, 2003, have been restated to give effect to the change in the value assigned to common stock issued in connection with the acquisition of research and development technology, and the reclassification of the balance in the account "Distributions in excess of legally stated capital", resulting in a reduction in net loss for the year of $372,768.

In our opinion, the financial statements referred to above, after restatement, present fairly, in all material respects, the financial position of Oxford Ventures, Inc. as of December 31, 2003, and the results of its operations and its cash flows for each of the two years in the period then ended and for the period from September 17, 1987 (inception) through December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage and has not commenced operations. The Company has incurred losses since inception. Its ability to continue as a going concern is dependent upon its ability to develop additional sources of capital, and/or achieve profitable operations. These conditions raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Braverman International, P.C.

Braverman International, P.C.
Prescott, Arizona
April 12, 2004, except for Notes 3 and 7, as to which the date is October 22, 2004

                              OXFORD VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS

                                                                    SEPTEMBER 30  DECEMBER 31,
                                                                        2004         2003
                                                                     ---------    ---------
                      ASSETS                                        (UNAUDITED)   (RESTATED)
CURRENT ASSETS-
  Cash                                                               $      --    $     872
  Loan receivable                                                       15,000
  Prepaid expenses                                                       5,418
  Deferred charge                                                                    12,228
                                                                     ---------    ---------
       Total  current assets                                            20,418       13,099
                                                                     ---------    ---------
EQUIPMENT, AT COST                                                      11,516
                                                                     ---------    ---------
OTHER ASSETS
  Note receivable-related party                                        255,800
  Accrued interest                                                       6,202
  Deferred offering costs                                               78,475
  Deferred financing costs, net                                         32,812
  Deposits                                                              10,700       10,600
                                                                     ---------    ---------
                                                                       383,989       10,600
                                                                     ---------    ---------
                                                                     $ 415,923    $  23,699
                                                                     =========    =========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable                                                     $ 144,053    $      --
Accrued liabilities                                                     65,171        5,000
Shareholder advances                                                    62,561       19,745
                                                                     ---------    ---------
       Total current liabilities                                       271,786       24,745
                                                                     ---------    ---------
Convertible Debenture                                                  350,000
                                                                     ---------    ---------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)

     Common stock, par value $.001, 400,000,000 shares authorized,
        148,167,847 shares isued and outstanding - 2004
        140,117,847 shares issued and outstanding - 2003,
        (7,800,000 shares subscribed-2003)                             148,167      147,918
     Paid-in capital                                                   363,851      205,103
     Contributed capital                                                10,950       10,950
     Subscriptions receivable                                                      (132,185)
    (Deficit) accumulated during the development stage                (728,830)    (232,832)
                                                                     ---------    ---------
       Total Stockholders' Equity (Deficit)                           (205,862)      (1,046)
                                                                     ---------    ---------
                                                                     $ 415,923    $  23,699
                                                                     =========    =========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                              OXFORD VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       CONDENSED STATEMENTS OF OPERATIONS

                                                                                                     CUMMULATIVE
                                                                                                          FROM
                                                                                                      SEPTEMBER 17,
                                                                                                          1987
                                                YEAR ENDED                  NINE MONTHS ENDED         (INCEPTION)
                                                DECEMBER 31,                   SEPTEMBER 30,               TO
                                        -----------------------------   -------------------------     SEPTEMBER 30,
                                            2003            2002           2004          2003             2004
                                        --------------  -------------   -----------   -----------     -------------
                                          (RESTATED)                     RESTATED                       RESTATED

REVENUES-interest                           $       -      $       -    $    6,202       $     -        $    6,202
                                        --------------  -------------   -----------   -----------     -------------

EXPENSES:
     General and administrative                31,576         22,516       259,687         5,467           387,231
     Equity in (loss) of unconsolidated
       subsidiary                                                                                           34,301
     Depreciation                                                            1,374                           1,374
     Research and development                  70,982                      218,782                         289,764
     Amortization of financing costs                                         3,125                           3,125
     Interest                                                   (168)       19,233                          19,238
                                        --------------  -------------   -----------   -----------     -------------

         Total Expenses                       102,558         22,348       502,200         5,467           735,032
                                        --------------  -------------   -----------   -----------     -------------

NET (LOSS)                                 $ (102,558)     $ (22,348)   $ (495,998)     $ (5,467)       $ (728,830)
                                        ==============  =============   ===========   ===========     =============

BASIC NET (LOSS) PER COMMON SHARE             *               *              *             *
                                        ==============  =============   ===========   ===========
WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING               34,357,430     22,359,514    146,378,958   24,742,847
                                        ==============  =============   ===========   ===========

* less than $(.01) per share



                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                              OXFORD VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                                           (Deficit)
                                                                                                          Accumulated
                                                 Common Stock                       Contri-    Stock      During the
                                         -------------------------     Paid-in       buted  Subscriptions Development
                                             Shares        Amount      Capital      Capital  Receivable      Stage          Total
                                         ------------    ---------    ---------    --------   --------   ------------    ----------
Balance, at inception                              --    $      --    $      --    $     --   $     --   $         --    $       --
  Net (loss) for the year
                                         ------------    ---------    ---------    --------   --------   ------------    ----------
Balance, December 31, 1987                         --           --           --          --         --             --            --
  Net (loss) for the year
                                         ------------    ---------    ---------    --------   --------   ------------    ----------
Balance, December 31, 1988                         --           --           --          --         --             --            --
  Net (loss) for the year
                                         ------------    ---------    ---------    --------   --------   ------------    ----------
Balance, December 31, 1989                         --           --           --          --         --             --            --
  Net (loss) for the year
                                         ------------    ---------    ---------    --------   --------   ------------    ----------
Balance, December 31, 1990                         --           --           --          --         --             --            --
  Net (loss) for the year
                                         ------------    ---------    ---------    --------   --------   ------------    ----------
Balance, December 31, 1991                         --           --           --          --         --             --            --
  Net (loss) for the year
                                         ------------    ---------    ---------    --------   --------   ------------    ----------

Balance, December 31, 1992                         --           --           --          --         --             --            --
  Stock issued for services at par,
  January 5, April 22 and October 22              812            1                                                                1
  Net (loss) for the year                                                                                          (1)           (1)
                                         ------------    ---------    ---------    --------   --------   ------------    ----------

Balance, December 31, 1993                        812            1           --          --         --             (1)           --
  Stock issued for services at par,
  January 13, July 5                              101           --                                                               --
  Net (loss) for the year
                                         ------------    ---------    ---------    --------   --------   ------------    ----------

Balance, December 31, 1994                        913            1           --          --         --             (1)           --
  Net (loss) for the year
                                         ------------    ---------    ---------    --------   --------   ------------    ----------

Balance, December 31, 1995                        913            1           --          --         --             (1)           --
  Net (loss) for the year
                                         ------------    ---------    ---------    --------   --------   ------------    ----------
Balance, December 31, 1996                        913            1           --          --         --             (1)           --
  Stock issued for services @$11.94
  per share June 27 and July 31                 2,579            2       30,784                                              30,786
  Net (loss) for the year                                                                                     (30,786)      (30,786)
                                         ------------    ---------    ---------    --------   --------   ------------    ----------

Balance, December 31, 1997                      3,492            3       30,784          --         --        (30,787)           --
  Stock issued in a private placement
   @ $.0288 per share in August 1998,
   net of offering costs of $5,700            330,400          330        9,180                                               9,510
  Net (loss) for the year                                                                                      (9,510)       (9,510)
                                         ------------    ---------    ---------    --------   --------   ------------    ----------

Balance, December 31,1998                     333,892          333       39,964          --         --        (40,297)           --

  Net (loss) for the year                                                                                     (12,050)      (12,050)
                                         ------------    ---------    ---------    --------   --------   ------------    ----------

Balance, December 31,1999                     333,892          333       39,964          --                   (52,347)      (12,050)

 Stock issued at $.01 per share,
 October 12, 2000                             310,205          310       47,414                                              47,724
 Contributed capital                                                                  3,700                                   3,700
 Net (loss) for the year                                                                                      (45,751)      (45,751)
                                         ------------    ---------    ---------    --------   --------   ------------    ----------

Balance, December 31,2000                     644,097          644       87,377       3,700         --        (98,098)       (6,377)

Stock issued November 15, 2001 to
 acquire subsidiary company                    32,500           33          468                                                 500
Stock issued for services at $.01 per
  share on November 15 2001                    16,250           16        2,484                                               2,500
 Contributed capital                                                                  4,950                                   4,950
 Net (loss) for the year                                                                                        (9,828)      (9,828)
                                         ------------    ---------    ---------    --------   --------   ------------    ----------

Balance, December 31, 2001                    692,847          692       90,329       8,650         --       (107,926)       (8,255)

Conversion of subordinated convertible
  debentures on February 8, 2002, at
  $.00077 per share                        19,500,000       19,500       (4,500)                                             15,000
Stock issued for services at $.0015
  per share on March 4, 2002                4,550,000        4,550        2,450                                               7,000
 Contributed capital                                                                  1,200                                   1,200
 Net (loss) for the year                                                                                      (22,348)      (22,348)
                                         ------------    ---------    ---------    --------   --------   ------------    ----------

Balance, December 31, 2002                 24,742,847       24,742       88,279       9,850         --       (130,274)       (7,403)
Stock subscritions @ $.03 per share
  on October 31, 2003                       7,800,000        7,800      232,200               (132,185)                     107,815
Acquisition of assets @ $.0038 per share
  on December 2, 2003                     115,375,000      115,375     (115,375)                                                 --
Contributed capital                                                                   1,100                                   1,100
Net (loss) for the year-restated                                                                             (102,558)     (102,558)
                                         ------------    ---------    ---------    --------   --------   ------------    ----------

Balance, December 31, 2003- restated      147,917,847      147,917      205,104      10,950   (132,185)      (232,832)       (1,046)
(unaudited)
Collection of stock subscriptions                                                              132,185                      132,185
 Proceeds from stock issuance at $.40 per
  share net of offering costs of $1,000
  March 23, 2004                              100,000          100       39,400                                              39,500
  March 29, 2004                              150,000          150       59,350                                              59,500
Contributed capital                            59,997                                                                        59,997
Net (loss) for the six months                                                                                (495,998)     (495,998)
                                         ------------    ---------    ---------    --------   --------   ------------    ----------

Balance September 30, 2004 (unaudited)    148,167,847    $ 148,167    $ 363,851    $ 10,950   $     --   $   (728,830)   $ (205,862)
                                         ============    =========    =========    ========   ========   ============    ==========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                              OXFORD VENTURES, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS

                                                                                                   CUMMULATIVE
                                                                                                      FROM
                                                                                                   SEPTEMBER 17,
                                                                                                      1987
                                                   YEAR ENDED               NINE MONTHS ENDED      (INCEPTION)
                                                  DECEMBER 31,                 SEPTEMBER 30,           TO
                                            -------------------------   ------------------------   SEPTEMBER 30,
                                               2003          2002          2004         2003          2004
                                            -----------   -----------   -----------   ----------   ------------
OPERATING ACTIVITIES:                       (RESTATED)                  (UNAUDITED)   (UNAUDITED)  (UNAUDITED)
      Net (loss) from operations            $ (102,558)    $ (22,348)   $ (495,998)    $ (5,467)    $ (728,830)
         Contributed capital                     1,100         1,200        59,997          900         70,947
         Impairment loss provided by stock
           issuance                                                                                        500
         Stock issued for services                             7,000                                    40,287
         Depreciation and amortization                                       6,061                       6,061
      Adjustments to reconcile net (loss)
        to net cash used by operating
         activities: Changes in:
                Trust funds                        989        11,313
                Prepaid expense                                             (5,418)                     (5,418)
                Deferred charge                (12,228)                     12,228
                Accrued interest                                            (6,202)                     (6,202)
                Accounts payable                  (503)          503       144,053         (503)       144,053
                Accrued liabilities              2,500         2,332        60,171        1,875         65,171
                                            -----------   -----------   -----------   ----------   ------------
         Net Cash (Used) by Operating
           Activities                         (110,699)            -      (225,109)      (3,195)      (413,431)
                                            -----------   -----------   -----------   ----------   ------------
INVESTING ACTIVITIES:
      Increase in loans receivable                                         (15,000)                    (15,000)
      Increase in equipment                                                (12,889)                    (12,889)
      Increase in related party advances                                  (255,800)                   (255,800)
      Increase in deferred offering costs                                  (78,475)                    (78,475)
      Increase in financing costs                                          (37,500)                    (37,500)
      Increase in deposits                     (10,600)            -          (100)                    (10,700)
                                            -----------   -----------   -----------   ----------   ------------
         Net Cash (Used) by Financing
           Activities                          (10,600)            -      (399,764)                   (410,364)
                                            -----------   -----------   -----------   ----------   ------------
 FINANCING ACTIVITIES:
     Proceeds from subordinated convertible
       debentures                                                          350,000                     365,000
     Shareholder advances and loans             14,356                      42,816        3,195         62,561
     Proceeds from common stock,net            107,815                     231,185                     396,234
                                            -----------   -----------   -----------   ----------   ------------

         Net Cash From Financing Activities    122,171             -       624,001        3,195        823,795
                                            -----------   -----------   -----------   ----------   ------------

NET INCREASE IN CASH                               872             -          (872)           -             (0)

CASH, beginning of period                            -             -           872                           -
                                            -----------   -----------   -----------   ----------   ------------

CASH, end of period                              $ 872           $ -           $ 0          $ -           $ (0)
                                            ===========   ===========   ===========   ==========   ============
SUPPLEMENTAL SCHEDULE OF NONCASH
   INVESTING AND FINANCING ACTIVITIES:
         Stock issued for loan reductions                   $ 15,000                                  $ 34,745
                                                          ===========                              ============
         Stock subscriptions                 $ 132,185
                                            ===========

                 SEE ACCOMPANYING NOTES TO FINANCIAL STATEMENTS

                              OXFORD VENTURES, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
               (Information as of September 30, 2004 is unaudited)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

HISTORY

Oxford Ventures, Inc. (the Company) formerly Casinos of The World, Inc., Clean Way Corporation, Trader Secrets, Com, and VOIP Technology, Inc. is in the development stage as defined in Financial Accounting Standards Board Statement No. 7. It is a Nevada corporation, formed on September 17, 1987. Since inception the Company had no significant earned revenues.

In December 2003, the Company acquired technology in the early stages of development in the entertainment game industry from several persons in exchange for a controlling interest in the Company. The Company's year-end is December 31.

FINANCIAL PRESENTATION

The accompanying financial statements are presented as those of the Company, since it was determined that technology developed to the date of its acquisition for which the majority of the Company's outstanding shares were issued on December 2, 2003, constituted an asset purchase.

GOING CONCERN

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. It has sustained operating losses since inception, has a negative working capital and a deficit in stockholders' equity. The Company's ability to continue in existence is dependent on its ability to develop additional sources of capital and/or achieve profitable operations. Management's plan is to complete the development of the technology it acquired through additional private placements and successful completion of a registration statement filed with the Securities and Exchange Commission on Form SB-2. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

DEPRECIATION

Since 2003, equipment is being depreciated ratably over a useful life of 5 years.

INCOME TAXES

The Company uses the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards Board Opinion No. 109. Under this method, deferred income taxes are recorded to reflect the tax consequences in future periods of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end.

For income tax purposes, the majority of expenses incurred through December 2, 2003, were deferred as start up costs as the Company did not commence its business activities until then. Such costs are either amortizable over a 60-month period or permanently capitalized as of that date.

                              OXFORD VENTURES, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
               (Information as of September 30, 2004 is unaudited)

LOSS PER COMMON SHARE

Basic loss per common share has been calculated based upon the weighted average number of common shares outstanding during the period in accordance with the Statement of Financial Accounting Standards Statement No. 128, "Earnings per Share," after giving effect to all stock splits from inception.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and assumptions.

RESEARCH AND DEVELOPMENT

Research and Development (R&D) costs after date of acquisition of the technology are being expensed as R&D when incurred until technological feasibility is established. R&D is a separate component of operating expense. Technological feasibility is established upon completion of a working model, which is typically demonstrated after initial beta testing is completed. Software and hardware development costs incurred subsequent to the time a product's technological feasibility has been established, through the time the product is available for general release to customers, are capitalized, if material.

NOTE 2 - RELATED PARTY TRANSACTIONS

SHAREHOLDER ADVANCES

Since inception, an attorney/shareholder of the Company received and disbursed on behalf of the Company, amounts as needed on a non-interest bearing and unsecured basis. A total of $4,356 was additionally advanced during 2003 and $10,000 of legal fees for the acquisition of R&D in the last quarter of 2003, bringing to $19,745, the total he was owed as of December 31, 2003. As of September 30, 2004, $62,561 was owed to him including cash advances during 2004.

RELATED PARTY ADVANCES

Included in the September 30, 2004 balance sheet caption of "other assets-related party advances" are advances of $255,800 to a related party, Rev's Sports Grille. The Company's advances were made to enable the related party to complete the necessary improvements in its Phoenix sports bar facility in which to provide for the Company's Beta testing and ultimate demonstration and utilization of its racecar for profit. It is estimated the total cost of the improvements could cost approximately $400,000, however no further funding by the Company will occur.

                              OXFORD VENTURES, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
               (Information as of September 30, 2004 is unaudited)

 NOTE 3- STOCKHOLDERS' EQUITY

ACQUISITION OF RESEARCH AND DEVELOPMENT TECHNOLOGY

On December 2, 2003, the Company acquired R&D technology from the CEO/President of the Company and parties related to him, for 115,375,000 shares of restricted common stock of the Company valued at par. The R&D acquired from the related parties had a carrying value of zero, accordingly, the total value of the shares issued of $115,375 was offset by a charge against paid in capital of $115,375 to reduce the recorded value of the R&D acquired to zero.

During the nine months ended September 30, 2004 R&D expense of $218,782 was incurred. Currently, the R&D project is being Beta tested, which phase is required to be competed before technological feasibility can be established.

EQUITY FINANCING

To enable the Company to pay for the costs and expenses in connection with the technology purchase, further R&D, and marketing and operations, it arranged for a private placement of the Company's Common stock in October 2003, with an investment banker for up to $1,500,000.

Initially, 7,800,000 shares of restricted common stock were subscribed to by the investment banker as of December 31, 2003, for $240,000, or $.03 per share, of which $107,815 was paid for by the subscriber by December 31, 2003. Of the total of $107,815, $25,000 was paid directly to the Company, and $82,815 was disbursed directly by the investment banker for Company incurred expenses, including $70,982 for reimbursement of R&D costs paid directly to the parties related to the CEO/President of the Company, that they incurred in connection with the acquired R&D. The entire $70,982 was ultimately classified as R&D expense by the Company, after restatement as referred to in Note 7, since the Company determined that substantially all of the R&D had no future alternative benefit to the Company, and it had not reached the stage of technological feasibility.

The balance owing as of December 31, 2003, on the shares subscribed above of $132,185 is a subscription receivable, classified as a reduction of stockholders' equity, and all of the underlying shares were treated as shares issued, but not outstanding as of December 31, 2003 for accounting purposes. This amount was collected during the first quarter of 2004, and all of the 7,800,000 shares relating to this transaction were considered to be outstanding as of the date of the collection of the subscriptions.

Of the total amount of funding the investment banker had committed to raise of $1,500,000, it had provided a total of approximately $400,000, including $100,000 received in the first quarter of 2004 for 250,000 shares of common stock, and $60,000 received in the second quarter which was classified as paid in capital representing funds contributed for shares the investment banker received directly from shareholders of the Company.

STOCK SPLIT

On December 19, 2003, the Board of Directors approved a 3.25 for 1 forward stock split.

                              OXFORD VENTURES, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
               (Information as of September 30, 2004 is unaudited)

CONTRIBUTED CAPITAL

Contributed capital since 1999 of $10,950 consists of management services of $6,250 and office expenses of $4,700 contributed by management, based on their respective fair values, of which $1,200 and $1,100 were contributed in the years 2003 and 2002, respectively, for office overhead.


NOTE 4 - INCOME TAXES

There was no current federal tax provision or benefit recorded for any period since inception, nor were there any recorded deferred income tax assets, as such amounts were completely offset by valuation allowances. The Company has net operating loss carryovers for income tax purposes of $130,471 as of December 31, 2003, which begin expiring in 2020, $ 34,138, 2021, $668, and 2023, $95,665. The
following is an analysis of deferred tax assets for as of December 31, 2002 and 2003.

                                              Deferred   Valuation
                                             Tax Assets  Allowance     Balance
                                              --------   --------       -----
Deferred tax assets at December 31, 2002      $ 40,944   $(40,944)      $ -0-
Additions for 2003                              34,496    (34,496)        -0-
                                              --------   --------       -----
   Deferred tax assets at December 31, 2003   $ 75,440   $(75,440)      $ -0-
                                              ========   ========       =====

   The deferred tax assets were computed at an effective rate of 34 percent.

The following is reconciliation from the expected statutory federal income tax rate to the Company's actual income tax rate for the years ended December 31:

                                                 2003      2002
                                                -----     -----
Expected income tax (benefit) at federal
  statutory tax rate                            (34%)     (34%)
Valuation allowance                              34%       34%
                                                -----     -----
Actual income tax (benefit)                       0%        0%
                                                =====     =====


In accordance with FASB #109, the valuation allowance was based on the results of operations as of December 31, 2003.

For the nine months ended September 30, 2004, additional deferred tax assets and valuation allowance amounted to $168,639 compared to $1,553 for the same period of 2003.

NOTE 5 - THE EFFECT OF RECENTLY ISSUED ACCOUNTING STANDARDS

Below is a listing of the most recent accounting standards and their effect on the Company.

                              OXFORD VENTURES, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
               (Information as of September 30, 2004 is unaudited)

SFAS 148       Accounting for Stock-Based Compensation-Transition and Disclosure

Amends FASB 123 to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation.

SFAS 149 Amendment of Statement 133 on Derivative Instruments and Hedging Activities

This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement NO. 133, Accounting for Derivative Instruments and Hedging Activities.

SFAS 150 Financial Instruments with Characteristics of both Liabilities and Equity This Statement requires that such instruments be classified as liabilities in the balance sheet. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003.

INTERPRETATION NO. 46 (FIN 46)

Effective January 31, 2003, The Financial Accounting Standards Board requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a continuing financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The Company has not invested in any such entities, and does not expect to do so in the foreseeable future.

The adoption of these new Statements is not expected to have a material effect on the Company's financial position, results or operations, or cash flows.

NOTE 6 - OPERATING EXPENSES-UNAUDITED

Operating expenses of the Company significantly increased in 2004 compared to 2003 due to the lease of new plant and office facilities in Mesa Arizona, and the compensation to management now overseeing the research and development activities of the Company. During the nine months ended September 30, 2003, the total amount for general and administrative expenses was $5,467. During the same period in 2004, this category was $259,687 including $65,110 for rent, $68,036 for management compensation, $21,880 for insurance, $16,614 for travel, $22,050 for professional fees, and $23,257 for promotion. The majority of these expenses are considered recurring in future quarters.

R&D expenses of $218,782 for the nine months in 2004 included labor and payroll taxes of $55,147. There was no R&D expense for the same period in 2003.

Included in the nine months and current quarter of 2004 is a liquidating damage of $10,000 in connection with the failure to have the Company's registration statement become effective as required within the terms of the convertible debenture issued May 18, 2004, for $500,000. The terms provide, among other things, for a 2% penalty based on the liquidating value of the debenture, to be settled in cash or stock at the holder's option. This penalty applies each 30 days from September 15, 2004.

                              OXFORD VENTURES, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
               (Information as of September 30, 2004 is unaudited)

NOTE 7 - RESTATED FINANCIAL STATEMENTS

In the originally filed Form 10-KSB for the year ended December 31, 2003,the Company had classified the acquired R&D costs of $70,982 referred to in Note 3 above as "Distributions in excess of legally stated capital". Because it later determined that such costs were more appropriately R&D expenses, the initial classification has been changed retroactively to that period. Therefore, the accompanying financial statements include the effect of restating as of December 31, 2003, "Distributions in excess of legally stated capital" of $70,982, a stockholders' equity account in the audited balance sheet, as a research and development expense relating to the technology acquired in the last quarter of 2003.

In addition, the value of the common stock issued to parties related to and including the CEO/President of the Company to acquire the R&D, which was originally stated at $443,750, has been restated retroactively as of December 31, 2003 to par value of $115,375. The cost of R&D related to the shares issued was reduced to zero, representing the historical carrying value of the acquired R&D, as further described in Note 3 above.

The effect of these restatements on the December 31, 2003 audited financial statements was to reduce the net loss for the year from $475,326 to $102,558, resulting in a decrease in net loss per share from $.01 to less than $.01. There was no net effect on shareholders' equity as of December 31, 2003, as the increase in the loss of $70,982 was offset by the elimination of the account "Distributions in excess of legally stated capital" of $70,982, and the reduction in value of the common stock of $443,750 was offset by a reduction in net loss of the same amount. Therefore, R&D expense for 2003 and from inception was reduced from $443,750 to $70,982.

The affect on cumulative net loss and cash flows from inception through June 30, 2004, resulting from the above restatement, has been included in the accompanying financial statements.

The audited statement of stockholders' equity has also been restated to give affect to several stock splits which occurred on January 4, 2002 (reverse of 1 for 200), December 19, 2004 (forward 3.25 for 1) and March 1, 2004 (forward 4 for 1).

 NOTE 8 - CONTINGENCIES-UNAUDITED

On June 29, 2004, a complaint was filed against the Company in the County Court, Denver County, Colorado. The complaint alleges that the Company used a telephone facsimile machine, computer or other device to send unsolicited advertisements to the facsimile machine of Cache Valley Electric without having obtained the prior express permission or invitation to do so. The plaintiff in the action seeks recovery of up to $15,000. The Company filed an answer to the complaint on July 29, 2004 and does not believe that the complaint has merit.

                              OXFORD VENTURES, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
               (Information as of September 30, 2004 is unaudited)

NOTE 9 - SUBSEQUENT EVENTS

OPERATING LEASE

Effective in January 2004, the Company entered into a 5 year lease of office and plant facilities in Mesa Arizona. Minimum lease rentals are $8,287.50 per month or $99,450 per year plus an annual adjustment of 3% per year beginning in the second year of the lease over the 5 year term of the lease, except for a 3 month period in early 2004 of the lease, wherein the rentals are 1/2 of the regular monthly rental. An option to renew is available for another 5 years at $9,800 per month. A rental deposit of $10,000 and the lease payment for January 2004 were paid in December 2003. No rent expense was recorded in 2003 or 2002 except for office overhead referred to in Note 2 above. The following are the minimum lease rentals for the calendar years ending December 31:

                                2005     $102,434
                                2006     $105,507
                                2007     $108,672
                                2008     $111,932
                                2009     $115,290


STOCKHOLDERS' EQUITY

On March 1, 2004, the Board of Directors approved a 4 for 1 forward stock split and an increase in the authorized shares to 400 million from 100 million. Accordingly, loss per share for 2003 and the comparative year 2002, and all references to shares issued in the Notes to financial statements herein give effect to all stock splits.

THE FOLLOWING ARE UNAUDITED

In May 2004, the Company entered into an agreement with a private equity fund which provides, among other things, that it is to receive bridge financing relating to a 5%, convertible security to be issued to an investment banking firm, totaling up to $500,000. Of that total, $350,000 was received as of June 30, 2004, and the balance is payable during and at the conclusion of the filing of a registration statement which is currently in process. Total fees of $102,500 are to be withheld from the total disbursements indicated; $37,500 for the security holder and legal fees of $65,000, leaving the Company with a net amount of $397,500.

In the event the Company exercises its redemption of either all or a portion the Convertible Debenture, the Holder shall receive a warrant to purchase fifty thousand (50,000) shares of the Company's Common Stock for every One Hundred Thousand U.S. Dollars (US$100,000) redeemed. The Warrant shall be exercisable on a "cash basis" and have an exercise price equal to the Conversion Price that the Holder is entitled to as set forth below:

                              OXFORD VENTURES, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
               (Information as of September 30, 2004 is unaudited)

The Holder is entitled, at its option, to convert, and sell on the same day, at any time and from time to time, until payment in full of this Debenture, all or any part of the principal amount of the Debenture, plus accrued interest, into shares (the "Conversion Shares") of the Company's common stock, par value US$.001 per share ("Common Stock"), at the price per share (the "Conversion Price") equal to the lesser of (a) an amount equal to one hundred twenty percent (120%) of the volume weighted average price of the Common Stock as listed on a Principal Market (as defined herein), as quoted by Bloomberg L.P. (the "VWAP") as of the date hereof, or (b) an amount equal to eighty percent (80%) of the lowest VWAP of the Company's Common Stock, as quoted by Bloomberg, LP (the "Closing Bid Price"), for the five (5) trading days immediately preceding the Conversion Date (as defined herein).

The Warrant shall have "piggy-back" and demand registration rights and shall survive for two (2) years from the Closing Date. All of the Company's assets will collateralize the convertible security on a first priority basis. The note can be called should the Company become insolvent.

Included in this convertible debenture is a contingent conversion option which does not permit the Company to compute the number of shares that the holder would receive until the contingent event occurs and the conversion price is adjusted. Accordingly, the Company will defer recognition of the incremental intrinsic value of the conversion feature until the contingency event occurs.

EQUITY FINANCING

The aforementioned private equity fund is to commit to purchase up to 10 million dollars of common stock over the course of 24 months after an effective registration of the shares. The purchase price of the common stock is set at 95% of the market price. The Company is to issue upon the successful completion of its pending registration statement, a restricted stock certificate for 6,896,552 common shares valued at $340,000, as additional consideration for the standby equity distribution agreement which was completed at closing in May, 2004. It is also obligated to issue a restricted stock certificate to a registered broker-dealer for 202,840 shares in connection with their advice concerning the standby equity distribution agreement. The restrictions will be removed if and when the registration statement the Company is in the process of filing on Form SB-2 becomes effective.

DEFERRED OFFERING COSTS

The Company incurred legal, accounting and filing costs totaling $71, 511 during 2004 relating to the filing, on Form SB-2, of a registration statement with the Securities and Exchange Commission. If the offering is successful these costs will reduce the proceeds of the offering, if unsuccessful, they will be expensed.

DEFERRED FINANCING COSTS

In connection with the issuance of a convertible debenture on May 18, 2004, the Company was charged $37,500 for investor fees based on $350,000 of principal draws on the note as of June 30, 2004. These costs are being amortized ratably over the 3 year term of the note. The entire note balance and accrued interest are due May 17, 2007, if no conversion to common stock has occurred.

                              OXFORD VENTURES, INC.
                          (a Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS
               (Information as of September 30, 2004 is unaudited)


NOTE RECEIVABLE- REV'S SPORTS GRILLE


During the first and second quarters of 2004, the Company loaned an aggregate of $255,800 to Rev's Sports Grille, located in Tempe, Arizona. $255,000 of this amount is evidenced by a promissory note, dated April 8, 2004. The note accrues simple interest at an annual rate of 5% from that date and matures on March 8, 2009. The indebtedness represented by the note is secured by a non-recourse pledge of certain membership interests in Rev's Sports Grille by its owners. If Rev's Sports Grille (a) fails to pay any principal or interest when due,
(b)institutes proceedings to have itself adjudged bankrupt or insolvent, or
(c)becomes subject to an order adjudging it bankrupt or insolvent, then Rev's Sports Grille will be in default under the note. In any such event, we may at our option, by notice in writing to Rev's Sports Grille, declare the entire principal amount and any other sums due under the note, to be immediately due and payable. The remaining $800 loaned to Rev's Sports Grille is on a non interest bearing and unsecured basis, does not have any terms for repayment, and has not been documented by any sort of written agreement.

Rev's Sports Grille is owned and operated by Albert B. Plant, the Company's Vice President of Operations, Secretary and Treasurer, and Erin C. Hicks, who is a sister of Daniel K. Leonard, the Company's President, Chief Executive Officer, Chief Financial Officer and principal accounting officer. Mr. Plant is also married to Jane Plant, one of Mr. Leonard's sisters. The terms of this loan arrangement were not as favorable to the Company as could have been obtained from unaffiliated parties.

The LLC's operations at the present time are approaching break-even, and it does not appear that there are any substantial negative conditions which would preclude it from honoring any of the terms or conditions of the aforementioned obligation, in the opinion of the Company's management.

===========================================     ================================

You  should  rely  only on the  information
contained in this  prospectus.  We have not
authorized   anyone  to  provide  you  with
information different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities. The information in this document may only be accurate on the date of this document.

                                                    UP TO 251,982,152 SHARES
            TABLE OF CONTENTS                                OF OUR
                                                         OF COMMON STOCK

                                       Page
                                       ----
PROSPECTUS SUMMARY                       1
RISK FACTORS                             3
USE OF PROCEEDS                          9            OXFORD VENTURES, INC.
SELLING STOCKHOLDERS                    10
PLAN OF DISTRIBUTION                    15
MARKET FOR COMMON EQUITY AND RELATED
STOCKHOLDER MATTERS                     17
MANAGEMENT'S DISCUSSION AND ANALYSIS
OR PLAN OF OPERATION                    18              ________________
DESCRIPTION OF BUSINESS                 21
MANAGEMENT                              25                 PROSPECTUS
EXECUTIVE COMPENSATION                  27              ________________
CERTAIN RELATIONSHIPS AND RELATED
TRANSACTIONS                            27
SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT        28
DESCRIPTION OF SECURITIES               29
INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES                             30
LEGAL MATTERS                           31
EXPERTS                                 31
AVAILABLE INFORMATION                   31
FINANCIAL STATEMENTS                    F-1


                                                          ________, 2004


===========================================     ================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Articles of Incorporation authorize the Board of Directors, on behalf of us, and without shareholder action, to exercise all of our powers of indemnification to the maximum extent permitted under Chapter 78 of the Nevada Revised Statutes, as amended.

         The State of Nevada permits a corporation to indemnify such persons for reasonable expenses in defending against liability incurred in any legal proceeding if:

      (a)   The person conducted himself or herself in good faith;

      (b)   The person reasonably believed:

            (1) In the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

            (2) In all other cases, that his or her conduct was at least not opposed to the corporation's best interests.

      (c) In the case of any criminal proceeding, the person had no reasonable cause to believe that his or her conduct was unlawful.

         The indemnification discussed herein is not exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, any Bylaws, agreement, vote of stockholders, or otherwise, and any procedure provided for by any of the foregoing, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors, and administrators of such a person.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

              NATURE OF EXPENSE                                AMOUNT
              -----------------                                ------
              SEC Registration fee                         $  1,436.68
              Accounting fees and expenses                    5,000.00*
              Legal fees and expenses                        45,000.00*
                                                             ----------
                          TOTAL                             $51,436.68*

              * Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         The following sets forth information regarding all sales of our unregistered securities during the past three years.

         On October 12, 2000, we issued 310,205 shares of common stock in consideration for $47,724 cash. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation S, and bear a Rule 144 restrictive legend.

         On November 15, 2001, we issued 32,500 shares of common stock to acquire a subsidiary company. These shares were valued at $.15 per share and were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation S, and bear a Rule 144 restrictive legend.

         On November 15, 2001, we issued 16,250 shares of common stock in consideration for services rendered. These shares were valued at $.15 per share and were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation S, and bear a Rule 144 restrictive legend.

         On February 8, 2002, we issued 19,500,000 shares of common stock at $.00077 per share, or approximately $15,000, pursuant to the terms of three convertible notes entered into on November 21, 2001. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation S, and bear a Rule 144 restrictive legend.

         On March 4, 2002, we issued 4,550,000 shares of common stock at $.0015 per share, in accordance with Rule 701 of the Securities Act of 1933, as amended, pursuant to four Consulting Agreements dated February 26, 2002 for payment for services in the amount of approximately $7,000.00.

         On October 31, 2003, we sold 7,800,000 shares of common stock for an aggregate purchase price of $240,000 (approximately $.0038 per share). The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation S, and bear a Rule 144 restrictive legend.

         On December 5, 2003, we issued an aggregate of 115,375,000 shares of common stock pursuant to an Asset Purchase Agreement dated December 2, 2003. These shares were valued at $115,375. These shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation S, and bear a Rule 144 restrictive legend.

         During March 2004, we sold 250,000 shares of our common stock for an aggregate purchase price of $100,000 ($.40 per share). The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation S, and bear a Rule 144 restrictive legend.

         To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners on May 18, 2004 for the sale of $500,000 in convertible debentures. The debentures issued pursuant to the May 2004 Securities Purchase Agreement bear interest at 5%, mature three years from the date of issuance, and are convertible into our common stock, at the holder's option, at the lower of the following:

      o     $.0493; or

      o eighty percent (80%) of the lowest volume weighted average price of the common stock for the five (5) trading days immediately preceding the conversion date.

         The full principal amount of the convertible debentures is due upon default under the terms of convertible debentures. We are obligated to file a registration statement for the resale of the conversion shares issuable upon conversion of the debentures under the Securities Act of 1933, as amended, no later than thirty (30) days from May 18, 2004.

         On May  18,  2004,  we  entered  into  a  Standby  Equity  Distribution
Agreement with one investor. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to the investor shares of common stock for a total purchase price of up to $10,000,000. For each share of common stock purchased under the Standby Equity Distribution Agreement, the investor will pay 95% of the lowest volume weighted average price of the common stock during the five consecutive trading days immediately following the notice date. The investor, Cornell Capital Partners, L.P. is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. We also agreed to issue Cornell Capital Partners 6,896,552 shares of our common stock upon execution of the Standby Equity Distribution Agreement. In addition, we engaged Newbridge Securities
Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, we agreed to issue Newbridge Securities Corporation 202,840 shares of our common stock. We are obligated to prepare and file with the Securities and Exchange Commission a registration statement to register the resale of the shares issued under the Standby Equity Distribution Agreement prior to the first sale to the investor of our common stock.

         All of the above offerings and sales to Cornell Capital Partners, L.P. were deemed exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Further, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

         Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27.  EXHIBITS.

         The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Oxford Ventures, Inc., a Nevada corporation.

3.1 Articles of Incorporation of the Company, filed as Exhibit 3.1.1 to Form 10-SB, filed with the Securities and Exchange Commission on March 8, 2002 and incorporated herein by reference.

3.2 Certificate of Amendment to Articles of Incorporation of the Company, increasing the authorized capital stock to twenty-five million shares of common stock at $.001 par value per share and adding certain rights and powers to shareholders and directors, filed as Exhibit 3.1.2 to Form 10-SB, filed with the Securities and Exchange Commission on March 8, 2002 and incorporated herein by reference.

3.3 Certificate of Amendment to Articles of Incorporation of the Company, changing the name of the Company to Clean Way Corporation and increasing the authorized capital stock to one hundred million shares of common stock, filed as Exhibit 3.1.3 to Form 10-SB, filed with the Securities and Exchange Commission on March 8, 2002 and incorporated herein by reference.

3.4 Certificate of Amendment to Articles of Incorporation of the Company, changing the name of the Company to Trader Secrets.com, filed as
         Exhibit 3.1.4 to Form 10-SB, filed with the Securities and Exchange Commission on March 8, 2002 and incorporated herein by reference.

3.5 Certificate of Amendment to Articles of Incorporation of the Company, changing the name of the Company to VOIP Technology, Inc., filed as
         Exhibit 3.1.5 to Form 10-SB, filed with the Securities and Exchange Commission on March 8, 2002 and incorporated herein by reference.

3.6 Certificate of Amendment to Articles of Incorporation of the Company, changing the name of the Company to Oxford Ventures, Inc., filed as
         Exhibit 3.1.6 to Form 10-SB, filed with the Securities and Exchange Commission on March 8, 2002 and incorporated herein by reference.

3.7      By-Laws of the Company,  filed as Exhibit 3.2 to Form 10-SB, filed with
         the   Securities   and  Exchange   Commission  on  March  8,  2002  and
         incorporated herein by reference.

4.1 Asset Purchase Agreement between Oxford Ventures, Inc., Daniel K. Leonard and Albert Plant, dated December 2, 2003, filed as Exhibit 10.1 to Form 8-K, filed with the Securities and Exchange Commission on December 16, 2003 and incorporated herein by reference.

4.2 Consulting Agreement between Oxford Ventures, Inc. and Ocean Way Investments, Ltd., dated December 2, 2003, filed as Exhibit 10.2 to Form 8-K, filed with the Securities and Exchange Commission on December 16, 2003 and incorporated herein by reference.

4.3 Securities Purchase Agreement, dated May 18, 2004, by and among Oxford Ventures, Inc. and Cornell Capital Partners, L.P., filed as Exhibit 4.3 to Form SB-2 (File No. 333-116313), filed with the Securities and Exchange Commission on June 9, 2004 and incorporated herein by reference.

4.4 Secured Convertible Debenture with Cornell Capital Partners, L.P., filed as Exhibit 4.4 to Form SB-2 (File No. 333-116313), filed with the Securities and Exchange Commission on June 9, 2004 and incorporated herein by reference.

4.5 Investor Registration Rights Agreement, dated May 18, 2004, by and among Oxford Ventures, Inc. and Cornell Capital Partners, L.P. in connection with the Securities Purchase Agreement, filed as Exhibit 4.5 to Form SB-2 (File No. 333-116313), filed with the Securities and Exchange Commission on June 9, 2004 and incorporated herein by reference.

4.6 Escrow Agreement, dated May 18, 2004, by and between Oxford Ventures, Inc. and Cornell Capital Partners, L.P. in connection with the Securities Purchase Agreement, filed as Exhibit 4.6 to Form SB-2 (File No. 333-116313), filed with the Securities and Exchange Commission on June 9, 2004 and incorporated herein by reference.

4.7 Security Agreement, dated May 18, 2004, entered into between Oxford Ventures, Inc. and Cornell Capital Partners, L.P. in connection with the Securities Purchase Agreement, filed as Exhibit 4.7 to Form SB-2 (File No. 333-116313), filed with the Securities and Exchange Commission on June 9, 2004 and incorporated herein by reference.

4.8 Irrevocable Transfer Agent Instructions, dated May 19, 2004, by and among Oxford Ventures, Inc., David Gonzalez, Continental Stock Transfer and Trust Company and Cornell Capital Partners, L.P., filed as Exhibit
         4.8 to Form SB-2 (File No. 333-116313), filed with the Securities and Exchange Commission on June 9, 2004 and incorporated herein by reference.

4.9 Form of Common Stock Purchase Warrant, filed as Exhibit 4.9 to Form SB-2 (File No. 333-116313), filed with the Securities and Exchange Commission on June 9, 2004 and incorporated herein by reference.

4.10 Standby Equity Distribution Agreement, dated May 18, 2004, between Cornell Capital Partners, L.P. and Oxford Ventures, Inc, filed as
         Exhibit 4.10 to Form SB-2 (File No. 333-116313), filed with the Securities and Exchange Commission on June 9, 2004 and incorporated herein by reference.

4.11 Registration Rights Agreement, dated May 18, 2004, by and between Oxford Ventures, Inc. and Cornell Capital Partners, L.P. in connection with the Standby Equity Distribution Agreement, filed as Exhibit 4.11 to Form SB-2 (File No. 333-116313), filed with the Securities and Exchange Commission on June 9, 2004 and incorporated herein by reference.

4.12 Escrow Agreement, dated May 18, 2004, by and between Oxford Ventures, Inc. and Cornell Capital Partners, L.P. in connection with the Standby Equity Distribution Agreement, filed as Exhibit 4.12 to Form SB-2 (File No. 333-116313), filed with the Securities and Exchange Commission on June 9, 2004 and incorporated herein by reference.

4.13 Placement Agent Agreement, dated May 18, 2004, by and among Oxford Ventures, Inc., Newbridge Securities Corporation and Cornell Capital Partners, L.P., filed as Exhibit 4.13 to Form SB-2 (File No. 333-116313), filed with the Securities and Exchange Commission on June 9, 2004 and incorporated herein by reference.

5.1      Opinion and Consent of Sichenzia Ross Friedman Ference LLP.

10.1 Agreement and Certified Copy of Resolutions of the Board of Directors of Oxford Ventures, Inc., appointing Continental Stock and Transfer Company as co-transfer agent, filed as Exhibit 10.2 to Form SB-2 (File No. 333-116313), filed with the Securities and Exchange Commission on June 9, 2004 and incorporated herein by reference.

10.2 Commercial Lease and Deposit Receipt, filed as Exhibit 10.2 to Form SB-2/A (File No. 333-116313), filed with the Securities and Exchange Commission on August 12, 2004 and incorporated herein by reference.


10.3 Promissory Note, dated April 8, 2004, issued by Rev's Sports Grille to Oxford Ventures, Inc., filed as Exhibit 10.3 to Form SB-2/A (File No. 333-116313), filed with the Securities and Exchange Commission on November 18, 2004 and incorporated herein by reference.

10.4 Nonrecourse Pledge Agreement effective as of April 8, 2004 by Erin Hicks and Al Plant for the benefit of Oxford Ventures, Inc. , filed as
         Exhibit 10.3 to Form SB-2/A (File No. 333-116313), filed with the Securities and Exchange Commission on November 18, 2004 and incorporated herein by reference.

11.1 Statement re: computation of per share earnings , filed as Exhibit 10.3 to Form SB-2/A (File No. 333-116313), filed with the Securities and Exchange Commission on November 18, 2004 and incorporated herein by reference.


14.1 Code of Ethics and Business Conduct for Officers, Directors and Employees of the Company, filed as Exhibit 14.1 to Form SB-2 (File No. 333-116313), filed with the Securities and Exchange Commission on June 9, 2004 and incorporated herein by reference.

23.1       Consent of Braverman International, P.C.

23.2     Consent of legal counsel (see Exhibit 5.1).

ITEM 28.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

         (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Mesa, State of Arizona on December 14, 2004.

                                             OXFORD VENTURES, INC.


         Dated: December 14, 2004            By: /s/ Daniel K. Leonard
                                                 -------------------------------
                                                 Daniel K. Leonard
                                                 President, CEO, CFO principal
                                                 accounting officer and director


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


Signature                    Title                             Date
---------                    -----                             ----

 /s/ Daniel K. Leonard       President, CEO, principal         December 14, 2004
---------------------------  accounting officer and director
Daniel K. Leonard

/s/ Roy G. Breeling          Chairman of the Board             December 14, 2004
---------------------------
Roy G. Breeling



                                      II-6